Execution Version
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DAC ACQUISITION LLC,
DVCR ACQUISITION CORPORATION
AND
DIVERSICARE HEALTHCARE SERVICES, INC.
Dated as of August 26, 2021

TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 26, 2021, by and among DAC ACQUISITION LLC, a Delaware limited liability company (“Parent”), DVCR ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and DIVERSICARE HEALTHCARE SERVICES, INC., a Delaware corporation (the “Company”).
RECITALS
A.    The Company’s outstanding capital stock consists of shares of common stock, par value $0.01 per share (“Company Common Stock”).
B.    Upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation of the Merger (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly by Parent, Merger Sub or the Company will be converted into the right to receive the Merger Consideration (as defined below), net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law (as defined below), upon the terms and subject to the conditions of this Agreement.
C.    The Board of Directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the Company and its stockholders, (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption and (iv) recommended that the Company’s stockholders vote in favor of the adoption of this Agreement.
D.    The Manager of Parent has, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions (as defined below) are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent.
E.    The Board of Directors of Merger Sub has (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the Merger is in the best interests of Merger Sub and its stockholder, (iii) directed that this Agreement be submitted to the stockholder of Merger Sub for adoption and (iv) recommended that Merger Sub’s stockholder vote in favor of the adoption of this Agreement.
F.    As a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Mordy Lahasky and MED Healthcare Partners LLC (the “Guarantors”) have entered into guarantees, dated as of the date hereof, guaranteeing Parent’s and Merger Sub’s obligations under this Agreement, subject to the terms and conditions contained therein (the “Parent Guarantee”).

G.    As a material inducement to, and as a condition to, Parent and Merger Sub entering into this Agreement, concurrently with the execution of this Agreement, Parent is entering into a voting agreement (the “Voting Agreement”) with Chad A. McCurdy, Ben R. Leedle Jr., James R. McKnight, Jr., Leslie K. Morgan, Richard M. Brame, Robert Z. Hensley and Robert A. McCabe Jr.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1Definitions.
(a)As used herein, the following terms have the following meanings:
“Acquired Companies” means the Company and each of its Subsidiaries, collectively.
“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means any bona fide indication of interest, proposal or offer from any Third Party relating to or reasonably expected to lead to (i) the acquisition of 20% or more of any class of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, 20% or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any Entity that holds assets representing, directly or indirectly, 20% or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning 20% or more of the outstanding shares of Company Common Stock and any other voting securities of the Company (or instruments convertible to or exchangeable for 20% or more of such outstanding shares or securities), (v) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting Entity of such transaction or (vi) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.
“ADEA” means the Age Discrimination in Employment Act.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Anti-Corruption Laws” means all applicable anti-bribery and anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.), UK Bribery Act 2010, and Laws enacted by member states and signatories implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law in any applicable jurisdictions, whether federal, state, local or foreign.
“Appraisal Shares” means any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who did not vote in favor of the adoption of this Agreement or the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.
“BCA” means Brentwood Capital Advisors LLC.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive Order to be closed.
“Business Data” means data or information, and databases of data or information, in any format, in the possession, custody, or control of any Acquired Company or Processed in the conduct of the business of the Acquired Companies or necessary for the conduct of the business of any Acquired Company, including all financial data related to the business of the Acquired Companies, and Personal Data contained in any databases that are Processed in or necessary for the conduct of the business of any Acquired Company.
“Census” means the number of beds of the Owned Healthcare Facilities occupied by Verified Residents.
“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, separation, severance, paid time off, or fringe benefit plan which, in each case, is sponsored, maintained or contributed by the Acquired Companies or with respect to which any Acquired Company has any material Liability.
“Company Bylaws” means the Bylaws of the Company, as in effect as of the date hereof, including any amendments.
“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect as of the date hereof, including any amendments.
“Company Compensatory Award” means each Company Option, Company Restricted Stock Award, Company RSU Award and Company Stock Appreciation Right.
“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.
“Company Equity Incentive Plan” means the Diversicare Healthcare Services, Inc. 2010 Long-Term Incentive Plan, as in effect as of the date hereof, including any amendments.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Acquired Companies (including any Company Marks and Company Copyrights).
“Company Material Adverse Effect” means, with respect to each of the Acquired Companies, any Effect that, individually or when taken together with all other Effects, is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, financial condition, or results of operations of the Acquired Companies taken as a whole; provided that, in no event shall any of the following arising after the date of this Agreement, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following arising after the date of this Agreement, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (A) changes in the Company’s stock price or trading volume, in and of themselves (but not, in each case, the underlying cause of such change, unless such underlying cause would otherwise be excepted from this definition); (B) any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections (whether internal or external), or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in each case in and of itself (but not, in each case, the underlying cause of such failure, unless such underlying cause would otherwise be excepted from this definition); (C)

general business, economic or political conditions in the United States or any other country or region in the world, or changes therein; (D) conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (1) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (2) any suspension of trading in securities, other than Company Securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (E) changes in general conditions in an industry in which the Acquired Companies operate; (F) acts of hostilities, war, sabotage or terrorism (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage or terrorism) in the United States or any other country or region in the world; (G) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing; (H) any epidemic, pandemic or other similar outbreak (including continuation or escalation of the COVID19 pandemic) in the United States or any country or region in the world where the Acquired Companies have material operations, or any escalation of the foregoing; (I) the execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, contractors, lenders, suppliers, vendors or partners, or the identity of Parent or any of its Affiliates as the acquirer of the Company (it being understood and agreed that this clause (I) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the Transactions, or the performance of obligations hereunder or thereunder); (J) (1) any action taken by the Company at the written request of Parent or with Parent’s written consent that is not expressly required to be taken by the terms of this Agreement or (2) any action expressly required to be taken by the Company by the terms of this Agreement and that are necessary for purposes of consummating the Merger; (K) changes in Law; (L) changes or proposed changes in GAAP or other accounting standards or principles (or the enforcement or interpretation thereof); and (M) any Transaction Litigation which does not enjoin or otherwise restrain the Transaction; provided that, in each of the foregoing clauses (C), (D), (E), (F), (G), (H), (K) and (L), such Effects referred to therein may be taken into account to the extent that the Acquired Companies are disproportionally affected relative to other similarly situated companies in the industry in which the Acquired Companies operate.
“Company Option” means each outstanding option to purchase shares of Company Common Stock under the Company Equity Incentive Plan.
“Company Restricted Stock Awards” means the outstanding restricted stock of the Company issued under the Company Equity Incentive Plan.
“Company RSU Awards” means the outstanding restricted stock units of the Company issued under the Company Equity Incentive Plan.

“Company Software” means all Software owned or purported to be owned by (and not licensed to) any of the Acquired Companies.
“Company Stock Appreciation Rights” means the outstanding stock appreciation rights of the company issued under the Company Equity Incentive Plan.
“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, effective as of May 17, 2021, by and between MED Healthcare Partners LLC and the Company.
“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Copyrights” means, collectively, copyrights in both published and unpublished works (including without limitation copyright rights in all compilations, databases and computer programs, Software, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations, applications for registration, and renewals of any of the foregoing.
“Credit Facilities” means, collectively, the credit facilities established under that certain (i) Fourth Amended and Restated Revolving Loan and Security Agreement dated as of October 14, 2020, by and among the certain of the Subsidiaries, as Borrowers, the Company, as Guarantor, and CIBC Bank USA, f/k/a The Private Bank and Trust Company, as Administrative Agent and Joint Lead Arranger, CIT Bank N.A., as Collateral Agent and Joint Lead Arranger, and the other financial institutions party thereto as lenders; (ii) Third Amended and Restated Term Loan and Security Agreement dated as of October 14, 2020, by and among certain of the Subsidiaries, as Borrowers, the Company, as Guarantor, and CIBC Bank USA, f/k/a The Private Bank and Trust Company, as Administrative Agent and Joint Lead Arranger, CIT Bank N.A., as Collateral Agent and Joint Lead Arranger, and the other financial institutions party thereto as lenders; and (iii) Amended and Restated Revolving Loan and Security Agreement dated as of October 14, 2020, by and among the certain of the Subsidiaries, as Borrowers, the Company, as Guarantor, and CIBC Bank USA, f/k/a The Private Bank and Trust Company, as Administrative Agent and Joint Lead Arranger, CIT Bank N.A., as Collateral Agent and Joint Lead Arranger, and the other financial institutions party thereto as lenders; and each as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Effect” means any effect, change, event, occurrence, circumstance, condition, state of facts or development.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association or organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all Legal Proceedings, Orders or Liens by any Governmental Entity or other Person alleging Liabilities arising out of, based on or related to (i) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (ii) violation of any Environmental Law.
“Environmental Law” means all Law concerning pollution or protection of the environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of or exposure of any Person to any Hazardous Materials.
“Environmental Permits” means all permits required to be obtained under applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any Entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any other Acquired Company.
“ESPP” means the Diversicare Healthcare Services, Inc. 2008 Employee Stock Purchase Plan for Key Personnel, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Party” means any Third Party from whom the Company or any of its Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the end of the Go Shop Period that the Company Board (or a duly authorized committee thereof) determines in good faith constitutes or is reasonably likely to result in a Superior Proposal; provided that any Third Party shall immediately and irrevocably cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if the Acquisition Proposal submitted by such Third Party is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such Third Party shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such Third Party).
“FLSA” means the Fair Labor Standards Act.
“FMLA” means the Family and Medical Leave Act.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any international, supranational, or any domestic or foreign federal, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive chemicals, substances, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas, per- and polyfluoroalkyl substances, and all other chemicals, substances, wastes, contaminants or pollutants of any nature regulated, listed, defined or for which Liability or standards of conduct (including remediation) may be imposed pursuant to any Environmental Law.
“Healthcare Facility” means any post-acute/skilled nursing facility, memory care/assisted living facility, home health facility, hospice facility or other senior living or health care facility owned, leased, subleased, managed or operated by the Acquired Companies.
“Healthcare Laws” means all applicable Laws relating to the provision, administration and/or payment for healthcare services, including, to the extent applicable (i) Title DVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid Statute) and state Medicaid Laws; (iii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. §§ 1320a-7b(b); (iv) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733 (the “False Claims Act”); (v) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vi) the Federal Civil Monetary Penalties Law, 42, U.S.C. §§ 1320a-7a and 1320a-7b; (vii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine laws; (viii) HIPAA; and (ix) licensure, permit or authorization laws relating to the provision or administration of, or payment for, healthcare products or services.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Parts 160 – 164.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time, without duplication, (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money (including in respect of outstanding principal, accrued and unpaid interest, reimbursement, indemnities, prepayment premiums, breakage costs, expense reimbursements, penalties and other fees, charges, payments and expenses related to such obligations), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any capitalized lease obligations, (iv) any obligations under interest rate swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements, (v) all outstanding reimbursement obligations in respect of drawn letters of credit (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), (vi) all obligations owed for all or any part of the deferred purchase price of property, including any earn-out obligations, purchase price adjustments and profit sharing arrangements from purchase and sale agreements, (vii) obligations under any settlement, compromise or other stipulation with respect to any claim, dispute or Legal Proceeding, and (viii) all obligations of the type referred to in the clauses (i) through (vii) of this definition of “Indebtedness” of any Person (other than any Acquired Company) the payment of which any Acquired Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is (A) an obligation between an Acquired Company and any other Acquired Company, (B) an operating lease obligation, (C) a performance bond, banker acceptances or similar obligations, (D) an undrawn letter of credit or (E) any deferred revenue.
“Independent Financial Advisor” means an independent financial advisor of nationally recognized reputation (it being understood that, for purposes of this definition, BCA shall be deemed to be an independent financial advisor of nationally recognized reputation).
“Intellectual Property” means any and all of the following, and all rights in same, as they exist in any jurisdiction throughout the world: (i) Patents; (ii) Marks; (iii) Copyrights; (iv) Trade Secrets; (v) rights of publicity and privacy; and (vi) any and all other intellectual property rights or proprietary rights recognized by applicable Law.
“IRS” means the United States Internal Revenue Service.
“Knowledge”, whether or not capitalized, or any similar expression: (i) with respect to the Company, means the actual knowledge of the Jay McKnight, Chief Executive Officer, Rebecca B. Bodie, Chief Operating Officer, and Kerry Massey, Chief Financial Officer, in each case, after reasonable inquiry of those employees directly reporting to such Person; and (ii) with respect to Parent, means the actual knowledge of Ephram Lahasky and Eran Ratner.
“Law” means any federal, state, local, international, supranational or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.
“Legal Proceeding” means any lawsuit, court action, other court proceeding, action, litigation, summons, subpoena, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.
“Lien” means any mortgage, pledge, deed of trust, security interest, encumbrance, option, pre-emption right, lien, right of way, easement, encroachment, servitude, buy/sell agreement, charge or other similar restriction (other than, in the case of a security, any restriction on the transfer of such security arising solely under applicable securities Laws).
“Lookback Date” means July 1, 2019.

“made available to Parent” means, when used with respect to any information, document or material, that the same was: (i) publicly available on the SEC EDGAR database; or (ii) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form in the foregoing clause (i) at least two (2) Business Days prior to the date hereof.
“Marks” means, collectively, registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, URLs, rights to social media accounts, rights to social media handles and tags (to the extent proprietary), and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing.
“Most Recent Balance Sheet” means the balance sheet of the Company as of December 31, 2020 and the footnotes thereto set forth in the Company 10-K.
“Open Source Software” means any Software that is subject to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), or any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software, combined or distributed with it, be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.
“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.
“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents (including any certificate of designation), as amended and in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, and (iii) if such Entity is another type of business organization, such Entity’s similar organizational and governing documents.
“Out-of-Compliance” means any of the following: (i) any skilled nursing facility or similar type of license issued to an Owned Healthcare Facility that has been terminated or revoked; (ii) the decertification of any Owned Healthcare Facility or the Acquired Company that operates such Owned Healthcare Facility from participation under any Government Payment Program in which such Owned Healthcare Facility or Acquired Company currently participates; (iii) any denial of payment for new admissions or other admissions ban is imposed by a Governmental Entity with respect to any Owned Healthcare Facility that extends for a period of three months from the original date; (iv) the issuance by a Governmental Entity of a level “IJ” or higher survey deficiency against any Owned Healthcare Facility and which jeopardy finding has not been lifted by such Governmental Entity; (v) if in excess of two Owned Healthcare Facilities are identified as candidates for election to the Special Focus Facility Program maintained by the Centers for Medicare & Medicaid Services (the “Special Focus Facility Program”); and (vi)

any Owned Healthcare Facility is added as a Special Focus Facility to the Special Focus Facility Program.
“Owned Healthcare Facilities” means the Healthcare Facilities identified on Section 1.1 of the Company Disclosure Schedule.
“Patents” means, collectively, patents, patent applications of any kind, patent rights, reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof.
“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or when taken together with all other Effects, does, or would reasonably be expected to, prevent or materially impair or materially delay the consummation of the Merger by Parent prior to the End Date.
“Permit” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, approval, authorization, concession, decree, confirmation, qualification or other similar authorization of any Governmental Entity.
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’, bankers’ and other similar Liens arising or incurred in the ordinary course of business securing obligations as to which there is no default and which are not yet due and payable or for amounts that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Acquired Companies’ present uses or occupancy of such real property and are not incurred in connection with the borrowing of money, (iv) Liens filed pursuant to the Credit Facilities, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Acquired Companies, (vi) matters that would be disclosed by an accurate survey or inspection of the real property that do not materially interfere with the Acquired Companies’ present uses or occupancy of such real property, (vii) any Liens arising out of retention of title provisions in a supplier’s or vendor’s standard conditions of supply in respect of goods acquired in the ordinary course of business or other unpaid vendor’s or supplier’s Liens arising in the ordinary course of business, and (viii) Liens in favor of lessors or landlords pursuant to any Lease of Leased Real Property.
“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, Entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Data” means data or information that alone or in combination with other data or information allows the identification of a natural Person, including name, address, telephone number, electronic mail address or other contact information, financial or credit information, social security number, IP address, device identifier, bank account number and credit card number.
“Privacy and Information Security Requirements” means all (i) applicable Laws relating to information privacy and security, (ii) all applicable and binding Laws concerning the security of any Acquired Company’s products, services and Systems, (iii) all Contracts to which any Acquired Company is a party or is otherwise bound that relate to Processing Personal Data or protecting the security or privacy of information or Systems, and (iv) posted policies of any Acquired Company relating to Personal Data or the privacy and the security of any Acquired Company’s products, services, Systems and Business Data.
“Process”, “Processed” or “Processing” means any operation or set of operations that is performed upon Personal Data or other Business Data, whether or not by automatic means and whether electronically or in any other form or medium, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing) to or made available to Parent, Merger Sub or their respective Affiliates or Representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Company.
“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents, and other advisors or representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Software” means any computer program, operating system, application, mobile device application, firmware or software code of any nature, including all executable or object code, tools, and source code, application programming interfaces and libraries and any derivations, updates, enhancements and customization of any of the foregoing, whether in machine-readable form, programming language and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Open Source Software” means any Open Source Software that is subject to any license that requires that, if any Software or related product that incorporates or embeds such licensed Software is licensed, conveyed, distributed or made available to Third Parties, the proprietary source code of such Software or related product must be licensed or made available to Third Parties at no charge.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal Entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value.
“Superior Proposal” means a bona fide, written Acquisition Proposal (with all of the references to “20%” included in the definition of Acquisition Proposal being replaced with references to “50%”) made after the date hereof, that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s Independent Financial Advisor and outside legal counsel, and taking into consideration all of the terms and conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the time likely to be required to consummate such Acquisition Proposal), any financing, stockholder or regulatory approvals required in connection with such Acquisition Proposal, and the identity of the Person or group making the Acquisition Proposal: (i) would result in a transaction that is more favorable to the holders of Company Common Stock than the Transactions (taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 5.2(c)) and (ii) is reasonably likely to be consummated on the terms proposed without undue delay relative to the Transactions.
“Systems” means those information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, Software, networks, telecommunications systems and related infrastructure and facilities, that are both in the possession of and used or held for use by any Acquired Company.
“Tax” means any and all federal, state, local or foreign taxes, levies, imposts, duties or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, gross receipts, minimum, base-erosion anti-abuse, digital services, diverted profits, transfer, excise, property, sales, use, value-added, goods and services, ad valorem, premium, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental and other governmental taxes, including any interest, penalties and additions to tax with respect thereto.
“Tax Return” means any return, report or similar written statement required to be filed with a taxing authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is pursuant to a commercial Contract entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.
“Taxing Authority” means any Governmental Entity responsible for the collection, administration, assessment or regulation of Taxes.
“Termination Fee” means $2,105,578 in all circumstances.
“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub or any Affiliates thereof.
“Third Party Service Provider” means a Third Party that provides outsourcing or other data or IT-related services for any Acquired Company, including any Third Party that any Acquired Company engages to Process Personal Data on its behalf or to develop Software on its behalf.
“Trade Secrets” means, collectively, trade secrets, confidential information, proprietary information and other information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blueprints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans), in each case to the extent the foregoing constitute trade secrets under applicable trade secret Law.
“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof or any of the Company’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Transactions or disclosures of a party relating to the Transactions (including any such Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).
“Transactions” means the transactions contemplated by this Agreement, including the Merger.
“Verified Residents” means, to the Knowledge of the Company, residents of the Owned Healthcare Facilities (x) with third-party payor insurance sources, (y) who are eligible to participate in Medicare or Medicaid or (z) appear to have the financial means to pay the out-of-pocket costs of occupancy at such Owned Healthcare Facility.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, or any analogous applicable foreign, state or local Laws.
“Willful Breach” means a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s knowing and intentional material breach of any of its covenants or other agreements set forth in this Agreement, in each case which material breach is a proximate cause of, or is a consequence of, an act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, proximately cause a breach of this Agreement.
(b)Each of the following terms is defined in the Section set forth opposite such term:
Term    Section
Agreement    Preamble
Alternative Acquisition Agreement    5.2(b)
Bankruptcy and Equity Exception    3.8(b)
Book Entry Share    2.5(a)(i)
Cancelled Shares    2.5(a)(ii)
Capitalization Date    3.3(a)
Change in Circumstances    5.2(d)(i)
Change in Recommendation    5.2(b)(iv)
CIC Notice Period    5.2(d)(iii)
Clearance Date    5.3(a)
Closing    2.3
Closing Date    2.3
Company    Preamble
Company Board    Recitals
Company Board Recommendation    3.16
Company Confidential Information    3.6(l)
Company Common Stock    Recitals
Company Copyrights    3.6(a)
Company Marks    3.6(a)
Company Option Consideration    2.7(a)
Company Restricted Stock Award Consideration    2.7(c)
Company RSU Award Consideration    2.7(b)
Company SEC Documents    3.4(a)
Company Securities    3.3(d)
Company Stock Appreciation Right Consideration    2.7(d)
Company Stock Certificate    2.5(a)(i)
Company Stockholder Approval    3.16
Company Subsidiary Securities    3.3(d)
Continuing Employee    5.7(a)
Current Premium    5.8(a)

Delaware Courts    8.5
DGCL    Recitals
Effective Time    2.3
End Date    7.1(b)
Exchange Fund    2.6(a)
Go Shop Period    5.2(a)
Government Payment Programs    3.21(b)
Guarantors    Recitals
Indemnified Party    3.8(a)(xii)
Lease    3.7(b)
Lease Documents    3.7(b)
Leased Real Property    3.7(b)
Material Contract    3.8(b)
Merger    Recitals
Merger Consideration    2.5(a)(i)
Merger Sub    Preamble
Misuse    3.6(r)
Notice Period    5.2(c)(iv)
Owned Real Property    3.7(c)
Parent    Preamble
Parent Guarantee    Recitals
Parent Termination Fee    7.3 (c)
Parent Welfare Plan    5.7(c)
Paying Agent    2.6(a)
Proxy Statement    5.3(a)
Real Property    3.7(c)
Special Focus Facility Program    1.1
Stockholders Meeting    5.3(c)
Superior Proposal Notice    5.2(c)(iii)
Surviving Corporation    Recitals
Voting Agreement    Recitals

Section 1.2Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Parts, Exhibits and Schedules are to Articles, Sections, Parts, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone where such thing, occurrence or event shall take place.
ARTICLE 2
THE MERGER; EFFECTIVE TIME
Section 2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will survive the Merger as the Surviving Corporation.
Section 2.2Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
Section 2.3Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents at 8:00 a.m. local time as soon as practicable following the satisfaction or, to the extent permitted by applicable Law, the waiver of the conditions set forth in Article 6 by the parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware by the Company and Merger Sub for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and the Merger Sub, all as provided in the DGCL and subject to the terms of this Agreement.
Section 2.4Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:
(a)the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time to be substantially in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company);
(b)the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be substantially in the form of the bylaws of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company); and
(c)the parties hereto shall take all requisite action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
Section 2.5Conversion of Company Common Stock.
(a)Subject to Section 2.9, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock:
(i)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Appraisal Shares) shall be automatically cancelled and converted into the right to receive an amount in cash equal to $10.10 per share of Company Common Stock without interest thereon (the “Merger Consideration”). At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate formerly representing any of such shares (a “Company Stock Certificate”) and each non-certificated share represented by book entry (a “Book Entry Share”), as the case may be, shall thereafter represent only the right to receive the Merger Consideration, net of applicable withholding Taxes and without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 2.6.
(ii)Each share of Company Common Stock that is owned by the Company as treasury stock or otherwise and each share of Company Common Stock owned by Parent or Merger Sub shall be cancelled and retired and cease to exist, and no payment or distribution shall be made with respect thereto (such shares, the “Cancelled Shares”).

(iii)At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.
(b)Without duplication of the effects of Section 2.5(a), if, between the date hereof and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock is converted in the Merger shall be adjusted to the extent appropriate.
Section 2.6Payment for Company Common Stock.
(a)Prior to the Effective Time, Parent shall appoint a nationally recognized financial institution selected by Parent with the Company’s prior written approval to act as paying agent for payment of the Merger Consideration in exchange for the Company Stock Certificates and Book Entry Shares in connection with the Merger (the “Paying Agent”). On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, cash amounts sufficient to enable the Paying Agent to make payment of the Merger Consideration pursuant to Section 2.5 to holders of Company Common Stock outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the “Exchange Fund”).
(b)Within two (2) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock (other than Cancelled Shares) described in Section 2.5 a form of letter of transmittal (mutually approved by Parent and the Company), a notice advising such holder of the effectiveness of the Merger, and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment of the Merger Consideration therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 2.11), together with a properly executed letter of transmittal and such other documents as may reasonably be required by the Paying Agent or pursuant to such instructions, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 2.6(d), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall as promptly as practicable receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 2.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Any Company Stock Certificate or Book Entry Share that has been so surrendered shall be cancelled by the Paying Agent. Until so surrendered or transferred, as the case may be, and subject to the terms of Section 2.9, each such Company Stock Certificate or Book Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or shall accrue on the cash payable upon the surrender or transfer of any Company Stock Certificate or Book Entry Shares.
(c)On or after the first anniversary of the Effective Time, Parent shall be entitled to cause the Paying Agent to deliver to Parent any portion of the Exchange Fund or other funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 2.6, and thereafter such holders shall be entitled to look solely to Parent with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat Law.
(d)In the event of a transfer of ownership of Company Common Stock (other than Appraisal Shares) that is not registered in the transfer records of the Company, or otherwise with respect to any letter of transmittal submitted by a Person other than the Person in whose name the surrendered Company Stock Certificate or the transferred Book Entry Share is registered, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if (i) the Company Stock Certificate (if applicable) previously representing such Company Common Stock shall be properly endorsed or shall otherwise be in proper form for transfer or such Book Entry Share shall be properly transferred in accordance with the applicable procedures for such transfer and to the reasonable satisfaction of the Paying Agent, as the case may be, (ii) the applicable Company Stock Certificate or, if applicable, Book Entry Share, is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and (iii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate or Book Entry Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.
(e)At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration, in accordance with this Section 2.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in this Section 2.6.
(f)Parent shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.
(g)The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent at its sole discretion, provided, that such investment shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or (iii) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investment shall be paid to Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by former holders of Company Common Stock of the applicable Merger Consideration or otherwise impair such holders’ rights hereunder. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason to an aggregate amount that is insufficient to enable the Paying Agent to promptly pay the applicable Merger Consideration in full to all holders of Company Stock Certificates or Book Entry Shares (other than Cancelled Shares or Appraisal Shares), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all such payments in full.
(h)Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.6(a) to pay for Appraisal Shares shall be returned to Parent or one of its Affiliates upon written demand by Parent or any of its Affiliates.
Section 2.7Company Compensatory Awards.
(a)Each Company Option or portion thereof that is outstanding (whether or not vested) immediately prior to the Effective Time (including, for the avoidance of doubt, all Company Options held by members of the Company Board who are not also employees of the Company as of the date hereof) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Company Option shall receive an amount (such amount, the “Company Option Consideration”) in cash equal to, subject to applicable Tax withholding, the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option. Notwithstanding anything in this Section 2.7(a) to the contrary, any Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration.
(b)Each Company RSU Award that is outstanding (whether or not vested) immediately prior to the Effective Time (including, for the avoidance of doubt, all Company RSU Awards held by members of the Company Board who are not also employees of the Company as of the date hereof) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Company RSU Award shall receive an amount (such amount, the “Company RSU Award Consideration”) in cash equal to, subject to applicable Tax withholding, the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU Award.
(c)Each Company Restricted Stock Award that is outstanding (whether or not vested) immediately prior to the Effective Time (including, for the avoidance of doubt, all

Company Restricted Stock Awards held by members of the Company Board who are not also employees of the Company as of the date hereof) shall, as of the Effective Time, be cancelled and, in consideration thereof, the holder of such Company Restricted Stock Award shall receive an amount (such amount, the “Company Restricted Stock Award Consideration”) in cash equal to, subject to applicable Tax withholding, the Merger Consideration in respect of each share of Company Common Stock subject to such Company Restricted Stock Award.
(d)Each Company Stock Appreciation Right that is outstanding and unexercised immediately prior to the Effective Time (including, for the avoidance of doubt, all Company Stock Appreciation Rights held by members of the Company Board who are not also employees of the Company as of the date hereof) and has an exercise price per share of Company Common Stock that is less than the Merger Consideration shall be cancelled effective as of the Effective Time and converted in to the right to receive, following the Effective Time, an amount (such amount, the “Company Stock Appreciation Right Consideration”) in cash equal to, subject to applicable Tax withholding, the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per share of Company Common Stock of such Company Stock Appreciation Right, and (ii) the aggregate number of shares of Company Common Stock subject to such Company Stock Appreciation Right. Each Company Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per share of Company Common Stock that is greater than the Merger Consideration shall be cancelled effective as of the Effective Time without the payment of consideration.
(e)The Surviving Corporation or Parent, or an Affiliate thereof, as applicable, shall pay the holders of Company Compensatory Awards the cash payments described in Section 2.7(a), Section 2.7(b), Section 2.7(c) and Section 2.7(d) as soon as reasonably practicable after the Closing Date, but in any event no later than the first regular payroll date of the Surviving Corporation or Parent, or an Affiliate thereof, as applicable, that is at least 10 Business Days following the Closing Date or such calendar quarter, as the case may be. Any payments made pursuant to this Section 2.7(d) shall be made by a payroll payment and subject to applicable withholding of Taxes, except that, if any such payment cannot be made through the payroll system or payroll provider of the Surviving Corporation or Parent, or an Affiliate thereof, as applicable, then the Surviving Corporation or Parent, or such Affiliate, as applicable, will issue a check for such payment to such holder (less applicable withholding Taxes). Notwithstanding any other provision of this Section 2.7 or otherwise in this Agreement to the contrary, the provisions of this Section 2.7 requiring the payment of consideration to the holders of interests referred to in subparagraphs (a) through (e), inclusive, shall only apply with respect to interests that are not included in the determination of outstanding shares immediately prior to the Effective Time and shall not apply to any such interests which are entitled to the Merger Consideration pursuant to the provisions of Section 2.5 hereof.
(f)Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.7.

Section 2.8Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payment to be made to any Person pursuant to this Agreement any amount that Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, reasonably determines to be required to be deducted and withheld under any applicable Tax Law. Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as applicable, will remit any such withheld amounts to the applicable Taxing Authority. Any amount so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amount was deducted and withheld.
Section 2.9Appraisal Rights.
(a)Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificates or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 2.5.
(b)The Company shall give Parent (i) written notice within 24 hours of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to Section 262 of the DGCL, any written waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and (ii) the opportunity to participate in, and direct all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle any such demands for appraisal without the prior written consent of Parent.
Section 2.10Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.
Section 2.11Lost Company Stock Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by

Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable and customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Company Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration, without any interest thereon.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as disclosed in the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or sub Section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or sub Section of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or sub Section is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents filed with or furnished to the SEC and publicly available prior to the date of this Agreement, and to the extent it is reasonably apparent on its face that any such disclosure set forth in such Company SEC Documents would qualify the representations and warranties contained herein, the Company represents and warrants to each of Parent and Merger Sub as follows:
Section 3.1Due Organization and Good Standing; Subsidiaries.
(a)Each of the Acquired Companies (i) is a corporation or other Entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.
(b)All Company Subsidiary Securities issued by each such Subsidiary that are outstanding are owned by the Company or one of the Company’s other Subsidiaries (and the name of such owner Entity is indicated in Section 3.1(b) of the Company Disclosure Schedule). Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, none of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies.
(c)Notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, no Acquired Company

has filed for bankruptcy or filed for reorganization under U.S. federal bankruptcy Law or similar state or foreign Law, become insolvent or become subject to conservatorship or receivership.
Section 3.2Organizational Documents. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 5.1(a)) between the date hereof and the Closing Date.
Section 3.3Capitalization.
(a)The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. As of the close of business on August 24, 2021 (the “Capitalization Date”): (i) 6,949,104 shares of Company Common Stock were issued and outstanding and such number of outstanding shares includes, without limitation, shares identified as outstanding in Section 3.3(e); (ii) no shares of preferred stock of the Company were issued or outstanding; (iii) 65,000 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options and outstanding Company Stock Appreciation Rights and the expiration date and the exercise price for each such Company Option and Company Stock Appreciation Right are provided in Schedule 3.3(e) of the Company Disclosure Schedule (all of identified Company Options and Company Stock Appreciation Rights are currently exercisable); (iv) as indicated in Schedule 3.3(e) of the Company Disclosure Schedule 66,142 shares of Company Common Stock were subject to issuance pursuant to currently unvested Company RSU Awards; (v) 231,800 shares of Company Common Stock were held by the Company as treasury shares; and (vi) an aggregate of 145,111 shares of Company Common Stock were available for issuance under the ESPP, of which a maximum of 0 shares of Company Common Stock may become issuable pursuant to the offering period in effect as of the date hereof, assuming a per share purchase price based upon the closing price as of the first day of such offering period. All of the outstanding Company Common Stock have been, and all shares that may be issued pursuant to any Company Benefit Plan or Company Security will be, when issued in accordance with the respective terms thereof and in compliance with the terms of this Agreement, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. There are no Company Securities owned or held by any Subsidiary of the Company.
(b)Except as set forth in the Company’s Certificate of Incorporation: (i) none of the outstanding Company Common Stock is entitled to or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Security or any Company Subsidiary Security. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Securities or Company Subsidiary Securities.
(c)There are no bonds, debentures, notes or other Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.
(d)Except as set forth in this Section 3.3, as of the Capitalization Date, there were no outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, any Acquired Company, (ii) security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company, (iii) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire from any Acquired Company, or other obligations of any Acquired Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Acquired Company or (iv) restricted stock unit, restricted share, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right, contingent value rights, “phantom” stock or similar securities or any other right that is linked to, or the value of which is based on or derived from, or provide economic benefits based on, directly or indirectly, the value or price of any shares of capital stock of any Acquired Company (the items in clauses (i) through (iv), (x) to the extent relating to the Company, collectively, the “Company Securities” and (y) to the extent relating to any Subsidiary of the Company, collectively, the “Company Subsidiary Securities”).
(e)Section 3.3(e) of the Company Disclosure Schedule contains a true, complete and accurate list, as of the Capitalization Date, of each outstanding Company Compensatory Award, including (i) the name of the holder of such Company Compensatory Award, (ii) the number of shares of Company Common Stock subject to such Company Compensatory Award and (iii) where applicable, the exercise price and/or grant price of such Company Compensatory Award. Each Company Compensatory Award has been granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and all requirements set forth in the applicable Company Benefit Plan and applicable award agreements. The treatment of the Company Compensatory Awards under this Agreement does not violate the terms of the applicable Company Benefit Plans or any Contract governing the terms of such Company Compensatory Awards. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any Company Securities, except upon the exercise of the Company Options or vesting of Company RSU Awards, in each case outstanding as of the close of business on the Capitalization Date and as disclosed in Section 3.3(e) of the Company Disclosure Schedule. Each Company RSU Award is exempt from Section 409A of the Code as a short-term deferral within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations. All Company RSU Awards, if any, which vested prior to the date hereof, are included in the outstanding shares of Company Common Stock referred to in Section 3.3(a). All unrescinded Company Restricted Stock Awards, whether vested or unvested, are included in the outstanding shares of Company Stock referred to in Section 3.3(a). Any rescinded Company Compensatory Award is not an outstanding Company Compensatory Award.
(f)There is no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(g)All dividends or distributions declared, made or paid by the Subsidiaries of the Company have been declared, made or paid in accordance with the applicable Subsidiary’s Organizational Documents, all applicable Law and any agreements or arrangements made with any Third Party regulating the payment of dividends and distributions. No Company Subsidiary Securities have been issued and no transfer of any such Company Subsidiary Securities has been registered (where applicable), except in accordance with all applicable Laws and the Organizational Documents of the relevant Subsidiary of the Company, and all such transfers have been duly stamped (where applicable).
Section 3.4SEC Filings; Financial Statements.
(a)All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with, or that were otherwise furnished by the Company to, the SEC since the Lookback Date (the “Company SEC Documents”) have been filed with or furnished to the SEC on a timely basis. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time has been, required to file any reports, schedules, forms, statements or other documents with the SEC or similar foreign Governmental Entity.
(b)The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Acquired Companies have been, and are being, maintained in all material respects in accordance with GAAP.
(c)The Acquired Companies have established and maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective to ensure that information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(d)The Acquired Companies have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls.
(e)None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.
(f)There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.
(g)Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-

Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.
(h)None of the Acquired Companies has any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) Liabilities to perform under Contracts entered into by the Acquired Companies and disclosed in the Company Disclosure Schedule or the Company SEC Documents; (iv) Liabilities that are not and would not reasonably be expected to have a Company Material Adverse Effect; and (v) Liabilities and obligations incurred in connection with the Transactions.
Section 3.5Absence of Certain Changes.
(a)Since December 30, 2020 through the date hereof, (i) the Acquired Companies have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect.
(b)Since the date of the Most Recent Balance Sheet through the date hereof, there has not been any action taken by any Acquired Company that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of the clauses of Section 5.1.
Section 3.6Intellectual Property; IT Systems; Data Privacy.
(a)Section 3.6(a) of the Company Disclosure Schedule contains a complete and accurate list of all registered and applied-for Marks owned or purported to be owned by any Acquired Company (“Company Marks”) and registered Copyrights owned or purported to be owned by any Acquired Company (“Company Copyrights”), in each case including, to the extent applicable, the record owner, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made. The Company does not own or purport to own any Patents.
(b)The applicable Acquired Company exclusively owns such Acquired Company’s Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).
(c)Each Acquired Company exclusively owns, or has valid and enforceable rights to use pursuant to a written Contract, all Intellectual Property used or held for use by such Acquired Company, and all Intellectual Property necessary and sufficient to operate its respective business as currently conducted.

(d)The Company Intellectual Property and Intellectual Property licensed to the Acquired Companies constitutes all Intellectual Property material to the businesses of the Acquired Companies as currently conducted.
(e)All Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency of a Governmental Entity anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable.
(f)None of the Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or actions necessary to maintain such registration or application falling due within 90 days after the Closing Date.
(g)To the Company’s Knowledge, there are no pending or threatened claims, Legal Proceedings or disputes before any Governmental Entity, or by any Third Party, against any Acquired Company alleging that any of the Acquired Companies is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any Person, or challenging the ownership, validity, or enforceability of any Company Intellectual Property.
(h)To the Company’s Knowledge, none of the Company Intellectual Property is being infringed, misappropriated, diluted, or otherwise violated by any Person. There are no pending claims before any Governmental Entity that have been brought by any Acquired Company against any Person alleging infringement of any Company Intellectual Property of such Acquired Company.
(i)To the Company’s Knowledge, the Company Intellectual Property, and exercise of rights therein, or the operation of the business of the Acquired Companies as currently conducted, do not infringe, misappropriate, violate, or otherwise conflict with the rights of any Person in or to any Intellectual Property of any Person.
(j)All employees and consultants who contributed to the development of any of the Company Intellectual Property did so either (A) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all such Company Intellectual Property arising therefrom became the exclusive property of the applicable Acquired Company or (B) pursuant to written agreements assigning, subject to applicable Law, all such Company Intellectual Property rights arising from his or her employment or engagement to the applicable Acquired Company free and clear of all Liens (other than Permitted Liens) and, to the Knowledge of the Company, no breach of such agreements by any other party thereto has occurred or been threatened.
(k)The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (i) conflict, alter, impair or adversely affect any of the rights of the Acquired Companies in or to any Company Intellectual Property or other Intellectual Property used or held for use in the business of the Acquired Companies, or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property or other Intellectual Property used or held for use in the business of the Acquired Companies, (ii) trigger any additional payment obligations with respect to any Company Intellectual Property or other Intellectual Property used or held for use in the business of the Acquired Companies that would not have been due had the Transactions not been consummated, or (iii) result in or require the grant to any Person of any access or right to any Company Intellectual Property or other Intellectual Property used or held for use in the business of the Acquired Companies.
(l)Each Acquired Company has taken commercially reasonable security measures and other commercially reasonable steps to protect the confidentiality and value of all Trade Secrets owned or purported to be owned by such Acquired Company and to otherwise maintain and to protect the confidentiality of its Business Data and all other confidential data and information and all other Company Intellectual Property and other Intellectual Property used or held for use in the business of such Acquired Company that is, or is intended to be, confidential (including any Third Party’s confidential information disclosed to an Acquired Company subject to written confidentiality obligations) (collectively, the “Company Confidential Information”). Without limiting the generality of the foregoing, the Acquired Companies have caused all employees and other Persons who currently have or have previously had access to any material Company Confidential Information to execute a written Contract that includes confidentiality and restriction on use terms. To the Knowledge of the Company, (i) no employee or other Person has disclosed any material Company Confidential Information in violation of such confidentiality obligations to any Acquired Company, (ii) no inadvertent or unauthorized access to or use or disclosure of any material Company Confidential Information has occurred, and (iii) no event has occurred, and no circumstance or condition exists, to the Company’s Knowledge, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or the Transactions, result in the delivery, license, disclosure or release, or a requirement for the delivery, license, disclosure or release, of Company Confidential Information by any Acquired Company or any Person.
(m)Each Acquired Company is in compliance in all material respects with the terms and conditions of all licenses for the Open Source Software used by such Acquired Company in any way (the term “use” with respect to Open Source Software includes modification or distribution by the Company). No Company Intellectual Property or Company Software is, or has become, subject, in whole or in part, to any terms of any Open Source Software license through use, combination, linking, or compilation with Open Source Software or otherwise. No Acquired Company has incorporated or embedded any Specified Open Source Software into any Company Software in a way that the proprietary source code of such Company Software must be licensed or made available to Third Parties at no charge.
(n)Each Acquired Company exclusively owns, or has valid and enforceable rights to use pursuant to a written Contract, all Business Data Processed by such Acquired

Company, and all Business Data necessary and sufficient to operate its respective business as currently conducted.
(o)In all material respects, no facts or circumstances exist to suggest that the Acquired Companies do not have full right and authority to transfer to Parent all Business Data in the possession of the Acquired Companies or that the execution of this Agreement and the consummation of the Transactions requires any Acquired Company to seek any consent from any employee, customer, supplier, service provider or other Person in connection with the transfer of any Business Data. The execution of this Agreement and the consummation of the Transactions will not impose any restrictions upon the Acquired Companies’ or Parent’s ability to Process such Business Data in the manner that the Acquired Companies Processed such or similar Business Data prior to the Closing.
(p)The Business Data and any databases, data packages and organized or structured collections of data that are in use for the Business Data are in good operating condition and are useable in the ordinary course of the business of the Acquired Companies as such business is currently conducted. Immediately following the consummation of the Transactions, such databases, data packages and organized or structured collections of data will have at least the same data, content, information and functionality as of the date hereof, subject to changes to the data, content or information made in the ordinary course of business consistent with past practice.
(q)The Acquired Companies are, and since the Lookback Date have been, in compliance in all material respects with the Privacy and Information Security Requirements, and the Acquired Companies have implemented and maintain policies and procedures to ensure compliance with the Privacy and Information Security Requirements. To the Knowledge of the Company, with respect solely to their provision of services to the Acquired Companies, the Acquired Companies’ Third Party Service Providers have, since the Lookback Date, complied in all material respects with applicable Laws relating to information privacy and security.
(r)The Acquired Companies maintain commercially reasonable safeguards to protect Personal Data and other Business Data against loss, damage or theft or other unauthorized access, use, modification or other misuse (“Misuse”) and to ensure the continued, uninterrupted and error-free operation of its products, services and Systems.
(s)The Systems are adequate for, and operate and perform as required in connection with, the operation of the Acquired Companies’ businesses as currently conducted. Each Acquired Company has valid written Contracts in place with respect to the Systems it licenses, leases or otherwise uses or holds for use in its business. Each Acquired Company has taken commercially reasonable steps to provide for the back-up and recovery of data and commercially reasonable disaster recovery procedures and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. To the Company’s Knowledge, the Systems do not contain any “virus,” “spyware,” “malware,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or Software routines or components that are designed or intended to maliciously (i) delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software, system, network, or other device or (ii) damage or destroy data or files.
Section 3.7Title to Assets; Real Property.
(a)Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, the Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, lease and have good and valid leasehold interest in, each of the material tangible and real property assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date) free of any Liens (other than Permitted Liens).
(b)Section 3.7(b) of the Company Disclosure Schedule sets forth a true, complete and correct list (by address, date and parties thereto) of all leases, licenses and occupancy rights, including all amendments, modifications and agreements related thereto and an accurate description of each oral lease (each, a “Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any of the Acquired Companies is a tenant as of the date of this Agreement and all guarantees, pledge agreements, and security agreements, including all amendments thereto, pursuant to which any of the Acquired Companies guaranty or secure the obligations of such tenants under the Leases (together with the Leases, collectively, the “Lease Documents”). Each Lease Document is valid and binding and in full force and effect on the Acquired Company party thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of the Acquired Companies and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Lease Document, and the Acquired Companies have no present expectation or intention of not fully performing on a timely basis all obligations required to be performed by such Acquired Company under such Lease Document, whether as a result of COVID-19 or otherwise, and none of the Acquired Companies nor, to the Knowledge of the Company, any other party to such Lease Document is in breach or default under such Lease Document, nor has any event occurred nor any circumstance exist, which, with the passage of time, delivery of notice or both, would constitute a breach or default or permit the termination, modification, or acceleration of rent under any Lease Document, by any of the Acquired Companies or, to the Knowledge of the Company, any other party to such Lease Document. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, there are no written or oral subleases, assignments, concessions or other Contracts granting to any Person other than the relevant Acquired Company the right to use or occupy any Leased Real Property, and there is no Person, other than the applicable Acquired Company, in possession of any of the Leased Real Property. The Transactions and the documents to be delivered at or before Closing do not require the consent of any other party relating to the Leased Real Property, including from landlords under a Lease Document, whether as a deemed “assignment” or otherwise, will not result in a breach of or default under any Lease Document, will not give rise to any termination or recapture rights, and will not otherwise cause such Lease Document to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. There are no disputes with respect to Leased Real Property or proceedings by the relevant Acquired Company against a lessor under a Lease Document alleging such lessor is in default or committed a breach under such Lease Document. No security deposit or portion thereof deposited with respect to any Leases has been applied which has not been re-deposited in full, and Section 3.7(b) of the Company Disclosure Schedule sets forth as of the date hereof the balance of all such Lease security deposits.
(c)Section 3.7(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property and interests in real property owned in fee by any of the Acquired Companies (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”) setting forth the address and owner of each parcel of Owned Real Property. Except as set forth on Section 3.7(c) of the Company Disclosure Schedule, each of the Acquired Companies has, and on the Closing Date will have, good and marketable fee simple title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens). None of the Acquired Companies is party to any Contract to purchase any real property or interest therein or sell or lease any Owned Real Property or portion or interest therein in favor of any Person other than one of the Acquired Companies. There are no outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion or interest therein, in favor of any Person other than one of the Acquired Companies.
(d)There are no condemnation, expropriation or other proceedings in eminent domain or zoning, building code or other moratorium proceeding pending or, to the Company’s Knowledge, threatened, affecting all or any portion of the Real Property. There have been no special assessments filed or, to the Knowledge of the Company, proposed against the Real Property or any portion thereof. The applicable Acquired Company’s possession and quiet enjoyment of the Real Property has not been disturbed. No Acquired Company has received any written notice from any Governmental Entity alleging a violation of any Laws or restrictive covenants with respect to any of the Real Property or the relevant Acquired Company’s use thereof. To the Company’s Knowledge, the current use of any Real Property by the applicable Acquired Company is not in material violation of any Laws or restrictive covenants. To the Knowledge of the Company, there are no pending Legal Proceedings initiated by or on behalf of any Acquired Company to change or redefine the zoning classification of all or any portion of any Real Property, and no Acquired Company has received written notice of any such Legal Proceeding.
(e)The Real Property comprises all of the real property used in the business and operations of the Acquired Companies and all of the real property necessary and sufficient for the conduct of the Acquired Companies’ businesses as currently conducted. None of the Real Property has been damaged or destroyed by fire or other casualty that has not been restored. All of the Real Properties have legal access and are supplied with utilities necessary for the operation thereof as the same are currently operated or currently proposed to be operated, in each case, to the extent necessary for the conduct of the Acquired Companies’ business. The buildings and other improvements constituting the Real Property are in good condition and repair (ordinary wear and tear excepted) and in compliance with applicable Laws in all material respects and are fit for use in the ordinary course of business as the same are currently operated.

Section 3.8Material Contracts.
(a)Section 3.8(a) of the Company Disclosure Schedule sets forth a true, complete and accurate list, as of the date hereof, of each Contract to which any Acquired Company is a party or by which an Acquired Company is, or any of its properties or assets are, bound (except for this Agreement and the other agreements entered into in connection with the Transactions) and which:
(i)materially restricts the ability of any Acquired Company to engage in any business or compete in any business or with any Person or operate in any geographic area;
(ii)other than with respect to (A) any partnership that is wholly owned by any Acquired Company or (B) any ordinary-course reseller relationship, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement;
(iii)is an agreement or indenture relating to Indebtedness relating to any Acquired Company for an amount in excess of $5,000,000, any guarantees thereof or the granting of Liens over the property or assets of any Acquired Company;
(iv)prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Company or prohibits the pledging of the capital stock of any Acquired Company;
(v)provides for any acquisition or divestiture of assets or capital stock or other equity interests, in each case to the extent the same has not been consummated or pursuant to which any Acquired Company has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;
(vi)requires any Acquired Company, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than any other Acquired Company) in any such case which is in excess of $250,000;
(vii)is a lease, sublease or license under which any Acquired Company is lessee or lessor of, or holds or operates, any Real Property;
(viii)is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ix)is between any Acquired Company or any of its Affiliates, on the one hand, and any director or officer of any Acquired Company or their respective Affiliates or any Person beneficially owning 5% or more of the outstanding shares of Company Common Stock, on the other hand;

(x)provides for (A) the use by any Person of Company Intellectual Property, or (B) the use by an Acquired Company of any Intellectual Property owned by a Third Party to the business of such Acquired Company, but excluding in each case (1) customary confidentiality or non-disclosure agreements, and, with respect to the foregoing clause (A), for clarity, which do not contain any exclusive or perpetual grant, or transfer of ownership, of rights to any Company Intellectual Property, (2) agreements with employees or contractors entered into in the ordinary course of business, and customer agreements entered into in the ordinary course of business, (3) Contracts for commercial off-the-shelf or electronically distributed Software that is entered into by any Acquired Company in the ordinary course of business on standard, non-negotiated terms and that is licensed for aggregate fee payments of less than $100,000 annually or (4) any non-exclusive license entered into by any Acquired Company in the ordinary course of business by which any Acquired Company grants to, or receives from, a Third Party rights to any Intellectual Property;
(xi)is a stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or arrangement, or otherwise relates to the exercise of any voting rights in respect of any Company Securities or Company Subsidiary Securities;
(xii)provides for indemnification of any current or former director, officer or employee of any Acquired Company (each such counterparty to such Contract, an “Indemnified Party”);
(xiii)is an employment, consulting, or other service agreement with a director or executive officer of any Acquired Company whose annual salary or compensation exceeds $125,000; and
(xiv)requires any Acquired Company, or any successor thereto or acquirer thereof, to make any payment, whether on the account of severance or otherwise, to another Person as a result of a change of control of the Company, or that gives a Third Party a right to receive or elect to receive any such payment.
(b)Each Contract, arrangement, commitment or understanding of the type described in Section 3.8(a), whether or not set forth in Section 3.8(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Except for Material Contracts that have expired or terminated by their terms as of the date hereof and that do not otherwise provide for any continuing rights or obligations of the Company after the date hereof, all of the Material Contracts are (i) valid and binding on the applicable Acquired Company and, to the Knowledge of the Company, each other party thereto, as applicable, and (ii) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”). No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any material provision of, or committed or failed to perform any act in any material respect, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default or a material breach under the provisions of any Material Contract, and no Acquired Company has received written notice of any of the foregoing. No Acquired Company has received written notice of, and the Company has no

Knowledge that, any other party intends to cancel, terminate, breach, attempt to alter or not renew the terms of any Material Contract.
Section 3.9Compliance.
(a)Compliance with Law. Except as set forth on Section 3.9(a) of the Company Disclosure Schedule, each of the Acquired Companies is, and since the Lookback Date has been, in material compliance with all Laws applicable to its businesses. None of the Acquired Companies has, since the Lookback Date, provided any written notice or received any notice or other communication to any Governmental Entity regarding any material violation by the Acquired Companies of any Law, which notice or communication in either case remains outstanding or unresolved. No representation or warranty is made in this Section 3.9 with respect to Tax matters, healthcare matters, labor matters or environmental matters.
(b)Prohibited Payments. None of the Acquired Companies, nor any director, officer nor, to the Knowledge of the Company, any employee of the Acquired Companies or any agent or other Person acting for or on behalf or at the direction of the Acquired Companies has, in the course of its actions for, or on behalf of, any of the Acquired Companies, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or established or maintained, or is maintaining, any unlawful fund of corporate monies or property, (ii) made any inaccurate, false or fictitious entries in the books or records of any Acquired Company in violation of any Anti-Corruption Laws, (iii) directly or indirectly offered, paid, given, promised to pay or give, facilitated or authorized any unlawful bribe, rebate, payoff, influence payment, kickback, advantage or other unlawful payment of anything else of value, regardless of form or amount, to any Person, (iv) is, or has been, under administrative, civil or criminal investigation, indictment, suspension, debarment or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Anti-Corruption Laws, or (v) otherwise violated any provision of any Anti-Corruption Laws. Since the Lookback Date, none of the Acquired Companies has received any written or, to the Company’s Knowledge, oral communication that alleges that any Acquired Company, or any representative or other Person acting for or on behalf or at the direction thereof is, or may be, in violation of, or has, or may have, any Liability under, any Anti-Corruption Laws. Each Acquired Company makes and keeps books, records and accounts that accurately and fairly reflect transactions and the distribution of the assets of such Acquired Company, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with all Anti-Corruption Laws. The Acquired Companies have implemented controls and procedures that are designed to prevent, detect and deter violations of Anti-Corruption Laws.
(c)Permits. The Acquired Companies hold all material Permits necessary to conduct their respective businesses in the places and in such manner in which such businesses are currently being conducted, and: (i) such Permits are valid and in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened action by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Permit; (ii) the Acquired Companies are in material compliance with the terms and requirements of such

Permits; (iii) the Acquired Companies are not in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Permit; and (iv) none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.
Section 3.10Legal Proceedings; Orders.
(a)Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened) against any of the Acquired Companies in which the amount in controversy exceeds $500,000.00.
(b)There is no Order specifically applicable to any Acquired Company under which any Acquired Company is subject to ongoing material obligations.
(c)There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity with respect to any Acquired Company.
Section 3.11Tax Matters.
(a)All material Tax Returns that have been required to be filed by the Acquired Companies have been filed with the appropriate Taxing Authorities. All material amounts of Taxes due and owing by the Acquired Companies have been paid in full to the appropriate Taxing Authorities. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required. There are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.
(b)The Acquired Companies have timely withheld and paid to the appropriate Governmental Entities all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, independent contractors, creditors, stockholders or other Third Parties.
(c)There is no dispute, audit, examination or other proceeding concerning any material Tax Liability of the Acquired Companies currently pending or threatened by any Taxing Authority to any Acquired Company.
(d)None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is currently in effect.
(e)Since January 1, 2015, no claim has been made in writing, or otherwise to the Company’s Knowledge, by any Taxing Authority with respect to any Acquired Company in a jurisdiction in which such Acquired Company does not file a Tax Return to the effect that such

Acquired Company is or may be subject to Tax by, or required to file any Tax Return in, such jurisdiction.
(f)Other than as set forth on Section 3.11(f) of the Company Disclosure Schedule and other than any Tax Sharing Agreement to which only the Acquired Companies are party, there are no Tax Sharing Agreements binding upon any Acquired Company currently in effect.
(g)None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any Liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.
(h)Since January 1, 2015, no Acquired Company has been a party to a “reportable transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations or any similar transaction under any corresponding provision of state, local or foreign Law.
(i)No Acquired Company will be required to include any material item of income in, or to exclude any material item of deductions from, Taxable income from any Tax period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a Tax period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing, (iii) change in method of accounting adopted prior to the Closing, (iv) open transaction disposition entered into prior to Closing, or (v) prepaid amount received prior to Closing.
(j)No Acquired Company has entered into a closing agreement pursuant to Section 7121 of the Code. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to any Acquired Company now pending with the IRS or any other Taxing Authority.
(k)No Acquired Company has a branch or permanent establishment outside of the country of its incorporation or organization.
(l)No Acquired Company has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past two years.
(m)No Acquired Company has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.12Employee Benefit Plans.
(a)Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan, other than any at-will employment agreement or offer letter providing no severance or other post-termination benefits (other than continuation coverage required by Law).
(b)No Acquired Company has any plan, commitment, or proposal, to create any additional Company Benefit Plan. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, no Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.
(c)None of the Acquired Companies nor any ERISA Affiliate thereof maintains, sponsors, contributes to or is required to contribute to or has ever sponsored, maintained or contributed or been obligated to contribute to, or had any Liability with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” within the meaning of 29 C.F.R. ~ 4001.2 or a plan subject to Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code,. No Company Benefit Plan provides for post-retirement health, benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law and for which the employee pays the full cost of coverage.
(d)Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has either received a favorable determination, advisory or opinion letter from the IRS as to its qualified status.
(e)The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Law, except where any failure to do so would not reasonably be expected to have a Company Material Adverse Effect. All material payments and material contributions required to have been made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law except where any failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Neither any Acquired Company nor, to the Knowledge of the Company, any Person, in each case, to the extent such Person acts or has acted as a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Company Benefit Plan, has breached his or her fiduciary duty with respect to a Company Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Benefit Plan except where any failure to do so would not reasonably be expected to have a Company Material Adverse Effect. No Acquired Company has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and to the Knowledge of the Company, no “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company

Benefit Plan that could result in a material Liability to an Acquired Company under Section 406 of ERISA or Section 4975 of the Code except, in either case, which would not reasonably be expected to have a Company Material Adverse Effect.
(f)There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings (other than routine claims for benefits), audits or investigations, relating to any Company Benefit Plan, and, to the Knowledge of the Company, there are no existing facts that would reasonably be expected to give rise to any such Legal Proceedings (other than routine claims for benefits), audits or investigations in either case, which would reasonably be expected to have a Company Material Adverse Effect.
(g)Except as set forth on Section 3.12(g) of the Company Disclosure Schedule or as contemplated by Section 2.7 or required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in connection with any other event) will result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any Acquired Company; provided that this Section 3.12(g) shall be interpreted without regard to the effect of any arrangement of Parent.
(h)Except as set forth on Section 3.12(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) the payment of any amount that, individually or in combination with any other such payment, will constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (ii) a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of any Acquired Company, or (iii) the triggering or imposition of any restrictions or limitations on the right of any Acquired Company to amend or terminate any Company Benefit Plan.
Section 3.13Labor and Employment Matters.
(a)The Acquired Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws and Orders governing labor or employment or the engagement of non-employee individual service providers. To the Knowledge of the Company, each employee of the Acquired Companies working in the United States is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Acquired Company employing such individual or for any United States employer. The Acquired Companies have completed a Form I-9 (Employment Eligibility Verification) for each employee of the Acquired Companies working in the United States. The Acquired Companies have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay, and other compensation of the employees and independent contractors of the Acquired Companies due to be paid through the Closing Date. None of the Acquired Companies is or in the last three (3) years has been a government contractor. The Company is in compliance in all material respects with all Laws respecting classification of workers as independent contractors and classification of employees as exempt from overtime requirements except where the failure to make such proper classification would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, the employees of the Acquired Companies currently are not and have not been in the past five (5) years represented by a labor union or works council with respect to such employment and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies. None of the Acquired Companies has at any time in the past five (5) years experienced nor, to the Knowledge of the Company, is there now threatened any strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies.
(c)There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings, claims, audits, investigations or other proceedings relating to any Acquired Company’s employment of any individual or engagement of any non-employee service provider, including (i) any Legal Proceeding by any Acquired Company employee for unpaid wages or overtime, bonuses, commissions, child labor or employment record keeping violations under the FLSA, FMLA, or any other employment-related Law, (ii) any discrimination, illegal harassment or retaliation Legal Proceeding by any Acquired Company employee against the Acquired Companies, including claims arising under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal labor or employment Law or comparable state or local fair employment practices Law, or (iii) any wrongful discharge, breach of contract, or other Legal Proceeding by any Acquired Company employee that arises out of the employment relationship between the Acquired Companies and their respective employees under any applicable Law.
(d)Since the Lookback Date, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) implicated the notice requirements of the WARN Act.
(e)To the Knowledge of the Company, no employee or independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality or non-competition agreement, that materially restricts the performance of such Person’s duties to any Acquired Company. To the Knowledge of the Company, no officer, director or member of senior management has provided notice of any intent to terminate his or her employment with any Acquired Company.
(f)Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, since the Lookback Date, to the Knowledge of the Company, no Legal Proceedings arising out of claims of sexual misconduct, harassment or discrimination have been initiated against any current officer, director or member of senior management of any Acquired Company. Since the Lookback Date, none of the Acquired Companies has entered into any settlement agreements related to allegations of sexual misconduct, harassment or discrimination by any employee of any Acquired Company.

Section 3.14Environmental Matters. Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Law and possesses and is in compliance in all material respects with all required Environmental Permits. There are no Environmental Claims pending or threatened in writing against the Acquired Companies. To the Knowledge of the Company, none of the Real Property is contaminated by any Hazardous Materials. None of the Acquired Companies has caused any release of Hazardous Materials at the Real Property or at any offsite disposal location in violation of applicable Environmental Law. None of the Acquired Companies has received any written claim or notice of violation from any Governmental Entity alleging that the any of the Acquired Companies is in violation of, or liable under, any Environmental Law. None of the Acquired Companies has assumed, undertaken, or provided an indemnity with respect to any Liability of any other Person under any Environmental Law or relating to Hazardous Materials.
Section 3.15Insurance. All insurance policies relating to the business, assets and operations of the Acquired Companies are in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued. From January 1, 2021 through the date hereof, none of the Acquired Companies has received any written communication with respect to any (a) premature cancellation or invalidation of any such insurance policy (except with respect to policies that have been replaced with similar policies), (b) written refusal of any coverage or rejection of any material claim under any such policy or material reduction in coverage under such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such policy. There is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.
Section 3.16Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the adoption of this Agreement by the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Transactions. The Company Board has (a) approved and declared advisable this Agreement and the Merger, (b) determined that the Merger is in the best interests of the Company and its stockholders, (c) directed that this Agreement be submitted to the stockholders of the Company for adoption and (d) recommended that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”). As of the date of this Agreement, the Company Board Recommendation has not been rescinded, modified or withdrawn. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to consummation of the Merger, obtaining the Company Stockholder Approval and the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.17No Vote Required. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of Company Securities necessary to approve this Agreement, the Merger or any of the Transactions.
Section 3.18Non-Contravention; Consents. Except as set forth on 3.18(a) of the Company Disclosure Schedule:
(a)The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of any Acquired Company; (ii) contravene, conflict with or result in a violation or breach of any provision of any Law applicable to any Acquired Company; (iii) require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract binding on any Acquired Company or any material Permit affecting, or relating to, the assets or business of any Acquired Company; or (iv) result in the creation or imposition of any Lien on any asset of any Acquired Company; with only such exceptions, in the case of each of clauses (iii) and (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Except as may be required by the Exchange Act, the HSR Act or other applicable Antitrust Laws, and except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Effective Time in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.19Opinion of Financial Advisor. The Company Board has received the opinion of BCA to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, rescinded or modified.
Section 3.20Brokers. Section 3.20 of the Company Disclosure Schedule sets forth a true, complete and correct list of all brokers, finders, investment bankers or other intermediaries that are entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Merger or any of the Transactions, based upon arrangements made by or on behalf of any Acquired Company or any Affiliate thereof, including a list of each such Contract or arrangement (including any Contract or arrangement under which each such Person is entitled to any other fees, expenses or indemnification in connection with the Transactions).
Section 3.21Compliance with Healthcare Laws.
(a)The Company and each of the Acquired Companies is conducting and has since the Lookback Date conducted its business and operations in material compliance with all applicable Healthcare Laws.
(b)Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Acquired Companies, taken as a whole, since the Lookback Date, each Healthcare Facility operated by the Acquired Companies (i) is certified for participation in the Medicare and Medicaid programs (collectively, “Government Payment Programs”); and (ii) is in compliance in all material respects with the conditions of participation in such Government Payment Programs. All Government Payment Programs in which an Acquired Company is currently participating and all associated provider numbers for such Government Payment Programs are listed in Section 3.21(b) of the Company Disclosure Schedule.
(c)Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Acquired Companies, taken as a whole, since the Lookback Date (i) all claims submitted to any Government Payment Program by the Company and each of the Acquired Companies have been in compliance in all material respects with all Laws applicable to such Government Payment Programs, and (ii) the Company and each of the Acquired Companies have repaid or caused to be repaid all material known and undisputed refunds or overpayments which have become due to any Government Payment Program, or will repay or cause to be repaid such refunds or overpayments, within the timeframes set forth in 42 C.F.R. § 401.305 and 42 CFR § 422.326.
(d)Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, (i) since the Lookback Date, and except for any ordinary course surveys, audits or other inspections, neither the Company nor any of the Acquired Companies has received from any Governmental Entity any written notice or written communication alleging material noncompliance (or with respect to any subpoena or civil investigative demand relating to potential material noncompliance) by the Acquired Companies with any Healthcare Laws that has not been cured in all material respects, (ii) there is no civil, criminal or administrative Legal Proceeding or any material governmental action including any civil investigative demand or subpoena (other than investigations or sealed Legal Proceedings that are not within the Knowledge of the Company) alleging material noncompliance under any Healthcare Laws or related to material noncompliance with, or asserting any material liability under, any Healthcare Laws that is currently pending against the Company or any of the Acquired Companies and (iii) since the Lookback Date, none of the Company, any of the Acquired Companies or, to the Knowledge of the Company, any director, officer or managing employee of the Company or any of the Acquired Companies or, to the Knowledge of the Company any independent contractor providing direct care services to residents or patients on behalf of any Healthcare Facility, has been debarred or excluded from participation any Government Payment Program, or, to the

Knowledge of the Company, engaged in any activities during the course of such person’s engagement with the Company which are grounds for exclusion from participation in any Government Payment Programs. When used in this Section 3.21(d), “material” shall mean material with respect to the Owned Healthcare Facilities, taken as a whole.
(e)Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, since the Lookback Date, and except for any ordinary course surveys, audits or other inspections, neither the Company nor any of the Acquired Companies has received any written notice of any material action pending by any Government Payment Program to revoke or terminate the participation of any Acquired Company in such Government Payment Program that remains outstanding and has not been rescinded, removed or cured in all material respects by the applicable Government Payment Program. Except as, individually and in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Acquired Companies, taken as a whole, (i) there are no sanctions currently in effect with respect to any Healthcare Facility that would prevent such Healthcare Facility from conducting its operations, or (ii) there are no material restrictions on the skilled nursing facility licenses held by any Healthcare Facility. The Company has not received written notice from any Governmental Entity that such Governmental Entity intends to revoke, withdraw or suspend any Acquired Company’s license to operate its respective Healthcare Facility that remains outstanding and has not been rescinded or removed by the applicable Governmental Entity. When used in this Section 3.21(e), “material” shall mean material with respect to the Owned Healthcare Facilities, taken as a whole.
(f)To the Knowledge of the Company, neither the Company nor any Acquired Company is or since the Lookback Date has been a defendant in any qui tam or False Claims Act legal proceeding, nor has made any voluntary disclosure to the Office of Inspector General or the U.S. Centers for Medicare and Medicaid Services relating to any Healthcare Laws that has not yet been resolved.
(g)The Acquired Companies are, and since the Lookback Date have been, in compliance in all material respects with HIPAA and comparable state Law equivalents in the states in which they operate. To the Knowledge of the Company, since the Lookback Date no “Security Incident” or “Breach,” as those terms are defined by HIPAA, has occurred, exclusive of pings or other broadcast attacks on any Acquired Company’s firewall, port scan, or unsuccessful log on attempts.
(h)The Companies have filed when due all cost reports required to be filed under any Government Payment Program. All such cost reports have been prepared in all material respects in accordance with and in compliance with all applicable legal requirements. Except as, individually and in the aggregate, would not reasonably be expected to be, material to the Company and the Acquired Companies, taken as a whole, no Acquired Company has received written notice of any dispute between such Acquired Company and any Governmental Entity regarding such cost reports, nor has any Acquired Company received any written notice of any audits or violations with respect to any cost reports and, to the Knowledge of the Company, no such audits or violations are threatened.

(i)Except as set forth on Section 3.21(g) of the Company Disclosure Schedule, no Acquired Company has received any written notice that any Healthcare Facility has been, or will be, placed on the Special Focus Facility List maintained by the Centers for Medicare & Medicaid Services.
Section 3.22Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth herein, none of the restrictions on “business combinations” set forth in Section 203 of the DGCL, any rights agreement or “poison pill” arrangement or any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company apply to this Agreement, the Merger or the other Transactions. The Company has taken all action necessary to exempt the Merger, the execution, delivery and performance of this Agreement, and the consummation of the Transactions from Section 203 of the DGCL and, accordingly, neither such Section 203 nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.
Section 3.23Disclaimer of Other Representations or Warranties.
(a)NONE OF THE COMPANY, ANY RESPECTIVE AFFILIATES THEREOF, OR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) OF ANY OF THE FOREGOING (OR ANY OTHER PERSON), HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF OR ANY OTHER DOCUMENTS OR CERTIFICATES DELIVERED UNDER OR PURSUANT TO THIS AGREEMENT.
(b)Without limiting the generality of the foregoing, none of the Company or any respective Affiliates or Representatives thereof (or any other Person) have made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to the Company or its business or otherwise made available to Parent, Merger Sub and their respective Affiliates, including Projections, due diligence materials, data room materials, or in any presentation by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:
Section 4.1Due Organization and Good Standing. Each of Parent and Merger Sub is an Entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the jurisdiction of its organization, has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2Legal Proceedings; Orders.
(a)There is no Legal Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)There is no Order to which Parent or Merger Sub is subject that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3Authority; Binding Nature of Agreement.
(a)Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. The Manager of Parent has (i) determined that the Transactions are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary limited liability company action on the part of Parent, and no other limited liability company proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions.
(b)Merger Sub is a wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the Merger is in the best interests of Merger Sub and its stockholder, (iii) directed that this Agreement be submitted to the stockholder of Merger Sub for adoption and (iv) recommended that Merger Sub’s stockholder vote in favor of the adoption of this Agreement. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement other than the approval and adoption of this Agreement by the sole stockholder of Merger Sub, following the execution and delivery of this Agreement, and the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered on behalf of Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)Parent has furnished the Company with a true, correct and complete copy of the Parent Guarantee. The Parent Guarantee is in full force and effect and has not been amended or modified. The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantors and (ii) enforceable in accordance with its respective terms against the Guarantors subject to the Bankruptcy and Equity Exception. There is no default under the Parent Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.
Section 4.4Non-Contravention; Consents.
(a)The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions respectively contemplated to be consummated by each of them will not: (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub; (ii) contravene, conflict with or result in a violation or breach of any provision of any Law applicable to Parent or Merger Sub; (iii) require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding on Parent or Merger Sub, or any Permit affecting, or relating to, the assets or business of Parent or Merger Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub; with only such exceptions, in the case of each of clauses (iii) and (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Except as may be required by the Exchange Act, the HSR Act or other applicable Antitrust Laws, and except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, none of Parent and Merger Sub is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Effective Time in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Transactions respectively contemplated to be consummated by each of them, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company.
Section 4.6Financing. Parent has and will have, and will cause Merger Sub to have, at the Effective Time, the funds necessary to consummate the Merger and the other Transactions and satisfy all of its obligations under this Agreement, including the payment in cash of the aggregate Merger Consideration and the consideration in respect of Company Compensatory Awards and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation required to be paid in connection with the Merger and the other Transactions.
Section 4.7Brokers. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Merger or any of the Transactions, based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company may become liable.
Section 4.8Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, and such issued and outstanding shares were all validly issued. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the Transactions.
ARTICLE 5
COVENANTS
Section 5.1Interim Operations of the Company. During the period from the date hereof through the earlier of the Effective Time and the date of termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except (A) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (B) as set forth in Section 5.1 of the Company Disclosure Schedule, (C) as expressly permitted or expressly required by this Agreement, or (D) as required to comply with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, Order or directive issued by any Governmental Entity in connection with or in response to the COVID-19 pandemic (provided that any such actions that cause deviations from the business of any Acquired Company being conducted in the ordinary course consistent with past practice shall be terminated, and such ordinary course conduct shall be resumed, as soon as reasonably practicable after compliance with such Law, Order or directive is no longer required), the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:
(a)amend the Company Certificate of Incorporation, the Company Bylaws or other comparable charter or Organizational Documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any Company Securities, Company Subsidiary Securities, or Company Compensatory Awards other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its equity holders and (B) distributions directly resulting from the vesting or exercise of Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Company Compensatory Award as in effect on the date hereof and as set forth on Section 3.3(e) of the Company Disclosure Schedule; (ii) split, combine or reclassify any capital stock of the Acquired Companies; (iii) other than as permitted pursuant to Section 5.1(d), issue or authorize the issuance of any Company Securities or Company Subsidiary Securities; or (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction of the applicable exercise price or withholding Taxes with respect to any Company Compensatory Awards;
(c)(i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Company Compensatory Award as in effect on the date hereof and as set forth on Section 3.3(e) of the Company Disclosure Schedule (but not issue any additional Company Compensatory Awards to any party except to the extent owed under any Company Benefit Plan existing as of the date hereof); or (ii) amend any term of any Company Securities or Company Subsidiary Securities (in each case, whether by merger, consolidation or otherwise) or of any award under any Company Benefit Plan based on any Company Securities or Company Subsidiary Securities;
(d)adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;
(e)materially increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to any employee or non-employee service provider of any Acquired Company, except for material increases in annual base cash compensation made in the ordinary course of business consistent with past practice; or (ii) except as required by applicable Law, adopt, enter into, terminate or amend in any material respect any collective bargaining agreement or Company Benefit Plan or any arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement, except with respect to any amendment or new agreement in which the Company enters as part of the Company’s ordinary course contract renewal process;
(f)acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than supplies or inventory in the ordinary course of business consistent with past practice;

(g)sell, lease, license, pledge, transfer, assign, abandon, allow to lapse or expire, fail to maintain, covenant not to assert, subject to any Lien or otherwise dispose of any Company Intellectual Property, assets or properties except (i) in the ordinary course of business pursuant to Contracts existing as of the date hereof and made available to Parent, (ii) non-exclusive licenses that are merely incidental to the transaction contemplated by a Contract entered into in the ordinary course of business consistent with past practice and to the extent permitted by this Section 5.1, the commercial purpose of which is primarily for something other than such license, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iv) Permitted Liens incurred in the ordinary course of business consistent with past practice;
(h)except with respect to certain trademark registrations no longer material to the Acquired Companies (i) extend, amend, waive, cancel or modify any rights in or to the Company Intellectual Property in a manner that is adverse to any Acquired Company, (ii) fail to diligently prosecute any Intellectual Property application or registration or licensed rights to Intellectual Property for which an Acquired Company controls the prosecution thereof as of the date of this Agreement, except for such issuances, registrations or applications that the applicable Acquired Company permits to expire or cancel or abandon in its reasonable business judgment, and do not constitute, or have not constituted, Intellectual Property material to the business of such Acquired Company or (iii) divulge, furnish or make accessible any Company Intellectual Property that constitute Trade Secrets, other than in the ordinary course of business consistent with past practice to any Third Party that is subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;
(i)amend in any material respect or voluntarily terminate any Material Contract, or enter into any new Contract that would have been a Material Contract had it been in effect as of the date hereof; provided that the foregoing shall not include (i) elections not to renew any Material Contract by its terms and (ii) renewals of existing Contracts (to the extent the same shall have been disclosed in the Company Disclosure Schedule or the Company SEC Documents) on substantially similar (or more favorable to the Company) terms made in the ordinary course of business consistent with past practice;
(j)fail to keep in full force and effect all material insurance policies maintained by the Acquired Companies, other than such policies that expire by their terms (in which event the applicable Acquired Company shall use commercially reasonable efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course consistent with past practice;
(k)change any of the accounting methods used by the Company, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act, in each case as agreed to by its independent public accountants;
(l)(i) except for ordinary course draws on the Company’s existing credit facility, create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Company, except in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company); or (iii) enter into any amendment or other modification to the material terms of any material Indebtedness for borrowed money of the Acquired Companies;
(m)incur any capital expenditures (or any obligations or liabilities in respect thereof) in excess of $300,000 individually or $2,000,000 in the aggregate per calendar quarter;
(n)settle, or offer or propose to settle, (i) any dispute, claim or Legal Proceeding (except with respect to matters in which the amount in controversy is less than $500,000, and for which commercial insurance is not available), (ii) any Legal Proceeding by any stockholder of the Company or other dispute against the Company or any of its officers or directors and its stockholders or (iii) any Transaction Litigation, other than in accordance with Section 5.12;
(o)change or rescind any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, amend any material Tax Returns except to the extent otherwise required by Law, extend the statute of limitations with respect to any income or other material Tax Return (other than pursuant to extensions of time to file such Tax Returns obtained in the ordinary course of business), enter into any closing agreement with respect to a material Tax, settle or compromise any material Tax claim, or surrender any right to claim a material Tax refund;
(p)effect any extraordinary transactions that are inconsistent with past custom and practice or that could result in Tax liability to Parent, the Company, any Acquired Company or any of their respective Affiliates in a Taxable period (or portion thereof) beginning after the Closing Date in excess of Tax liability associated with the conduct of its business in the ordinary course consistent with past practice;
(q)voluntarily terminate any payor agreement to which any Acquired Company is a party representing revenue to the Company for 2021 in excess of $1,000,000, or
(r)authorize, commit or agree to take any of the foregoing actions.
Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time.
Section 5.2No Solicitation.
(a)Following the Go Shop Period, and except with respect to any Excluded Party, the Company will not, and shall cause each of its Subsidiaries not to, and will not authorize the Representatives of any Acquired Company to, in each case, directly or indirectly:

(i)solicit, initiate, propose, knowingly encourage or knowingly take any action designed to facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);
(ii)furnish any information regarding the Acquired Companies or afford access to the business, properties, assets, books or records of any Acquired Company to any Third Party in connection with, for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;
(iii)engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or otherwise cooperate with, any Acquisition Proposal or Acquisition Inquiry; or
(iv)amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Company Securities or Company Subsidiary Securities; provided, however, that if, and only if, the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties under the DGCL, the Company may then amend or grant a waiver or release under such standstill or similar agreement, to the extent necessary to permit a Third Party to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 5.2;
provided, however, that during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the date that is thirty five (35) days after the date of this Agreement (the “Go Shop Period”), the Company and its Representatives shall have the right to, directly or indirectly, (A) initiate, solicit and encourage Acquisition Proposals; and (B) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or provide information with respect to, or facilitate, any such inquiries, proposals, discussion or negotiations; and provided, further, that, notwithstanding anything to the contrary contained in this Agreement, prior to the adoption of this Agreement by the Company Stockholder Approval (including during the Go Shop Period), the Company and its Representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in this Section 5.2 if the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and Independent Financial Advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.
(b)Neither the Company Board nor any committee thereof shall, except as permitted by this Section 5.2: (i) withhold, withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation; (ii) approve, recommend or declare advisable any Acquisition Proposal; (iii) fail to include the Company

Board Recommendation in the Proxy Statement; (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender or exchange offer or, if earlier, prior to the Stockholders Meeting (it being understood and agreed that the Company’s Board of Directors may take no position with respect to such tender offer or exchange offer during the period referred to in this clause); (v) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into any letter of intent, memorandum of understanding, agreement in principle or Contract providing for an Acquisition Proposal (any such Contract, an “Alternative Acquisition Agreement”); (vi) publicly propose or publicly announce an intention to take any of the foregoing actions (any action described in clause “(i)” through clause “(vi)” being referred to as a “Change in Recommendation”); or (viii) cause or permit the Company to enter into an Alternative Acquisition Agreement, or otherwise resolve or agree to do so.
(c)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Change in Recommendation in response to a bona fide written Acquisition Proposal or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal, in each case only if:
(i)such Acquisition Proposal did not result from a breach of Section 5.2(a);
(ii)the Company Board (or a committee thereof) determines in good faith (A) after consultation with the Company’s outside legal counsel and Independent Financial Advisor, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation or to cause the Company to enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under the DGCL;
(iii)the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and including the identity of the Person making the Acquisition Proposal and the material terms thereof (including copies of all material documents relating to the Alternative Acquisition Agreement, including a copy of the proposed Alternative Acquisition Agreement) and otherwise in compliance with the terms of Section 5.2(e);
(iv)during the five (5) Business Day period following the date of Parent’s receipt of such Superior Proposal Notice (such time period, the “Notice Period”), the Company makes its Representatives reasonably available for the purpose of engaging in negotiations with Parent, and the Company and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal;

(v)at the end of the Notice Period, the Company Board (or a committee thereof) determines in good faith, after taking into account any amendments to this Agreement or a possible alternative transaction that Parent and Merger Sub have proposed in writing to make as a result of the negotiations during the Notice Period, that (1) after consultation with the Company’s outside legal counsel and Independent Financial Advisor, such Acquisition Proposal continues to constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation or enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under the DGCL, in each case ((1) and (2)), if such changes proposed in writing by Parent were to be given effect; and
(vi)if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 7.1(f).
For purposes of this Section 5.2(c), in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Acquisition Proposal, the Company shall, in each case, deliver to Parent an additional Superior Proposal Notice and a new Notice Period shall commence, except that the five (5) Business Day notice period referred to in Section 5.2(c)(iv) above shall instead be a period of three (3) Business Days (it being understood and agreed that in no event shall any such additional three (3) Business Day period be deemed to shorten the initial five (5) Business Day period), during which time the Company shall be required to comply with the requirements of this Section 5.2(c) anew with respect to such additional notice.
(d)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Change in Recommendation not related to an Acquisition Proposal if:
(i)any change in circumstances occurring after the date hereof arises materially affecting the Company that was not known to the Company Board as of or prior to the date of this Agreement and becomes known to the Company Board after the date hereof and prior to the date of the Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement) (any such change in circumstances described in this Section 5.2(d)(i) being referred to as a “Change in Circumstances”);
(ii)the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and Independent Financial Advisor, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under the DGCL;
(iii)such Change in Recommendation is not effected prior to the fifth (5th) Business Day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change in Recommendation and which notice shall set forth a reasonably detailed description of such Change in Circumstances (such time period, the “CIC Notice Period”);
(iv)during the CIC Notice Period, if requested by Parent, the Company makes its representatives reasonably available for the purpose of engaging in negotiations with Parent, and the Company and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate), to amend this Agreement or enter into an alternative transaction; and
(v)at the end of the CIC Notice Period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and Independent Financial Advisor, after taking into account any amendments to this Agreement that Parent and Merger Sub have proposed in writing to make as a result of the negotiations during the CIC Notice Period, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under the DGCL.
(e)If the Company receives an Acquisition Proposal or Acquisition Inquiry following the end of the Go Shop Period from a Third Party that is not an Excluded Party, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry, which notice shall set forth the name of the Person making such Acquisition Proposal or Acquisition Inquiry, and the material terms and conditions of any proposals or offers, and shall thereafter keep Parent informed on a current basis (and, in any event, within 24 hours) of the status and material terms of any such proposals or offers (including any material change to the terms of such Acquisition Proposal or Acquisition Inquiry) and the status of any such discussions or negotiations, including any change in its intentions as previously notified (which notification shall include the material terms and conditions thereof).
(f)Following the end of the Go Shop Period and except with respect to any Excluded Party, the Company shall, and shall cause each of its Subsidiaries and the Representatives of each of the Acquired Companies to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry, and shall use its commercially reasonable efforts to cause any such Third Party, its Representatives and its financing sources in possession of confidential information heretofore furnished to such Person by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as practicable. If received by the Company, the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. Following the end of the Go Shop Period and except with respect to any Excluded Party, the Company will promptly terminate all physical and electronic “data room” or similar access previously granted to any such Persons. None of the foregoing shall in any way limit or modify any of the Company’s rights under the other provisions of this Section 5.2.

(g)Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act; provided that such disclosure does not contain or amount to a Change in Recommendation; (ii) issuing a “stop, look and listen” statement (pending disclosure of its position) and making any legally required disclosure to the stockholders of the Company in connection therewith; or (iii) contacting and engaging in discussions with any Third Party who has made an Acquisition Proposal that was not solicited in material breach of Section 5.2(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.
Section 5.3Preparation of Proxy Statement; Stockholders Meeting.
(a)As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Stockholders Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and, after consultation with, and approval by, Parent (which shall not be unreasonably withheld or delayed), file, as soon as reasonably practicable after the end of the Go Shop Period, the preliminary Proxy Statement with the SEC. The Company shall use commercially reasonable efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, and respond promptly to any comments made by the SEC with respect to the Proxy Statement and (ii) promptly upon the later of (A) the 10-day waiting period under Rule 14a-6(a) under the Exchange Act and (B) the date on which the SEC confirms that it has no further comments on the Proxy Statement (such later date, the “Clearance Date”), cause the definitive Proxy Statement to be mailed to the Company’s stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies. The Company shall notify Parent and Merger Sub promptly upon the receipt of any comments from the SEC or its staff or any other Governmental Entities and of any request by the SEC or its staff or any other Governmental Entities for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other Governmental Entities, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be reasonably required to be set forth in the Proxy Statement under applicable Law. The Proxy Statement shall contain the Company Board Recommendation, except to the extent that the Company Board shall have effected a Change in Recommendation, as permitted by and determined in accordance with Section 5.2. Parent shall ensure that such information supplied by it in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement (x) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (y) will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
(b)If at any time prior to the Stockholders Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.
(c)As promptly as reasonably practicable following the Clearance Date, the Company shall, in accordance with applicable Law and the Company’s Organizational Documents, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (including any adjournments and postponements thereof, the “Stockholders Meeting”), with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be no later than 30 Business Days after the Clearance Date. Upon the reasonable request of Parent, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the 1934 Act. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Stockholders Meeting except: (i) with the prior written consent of Parent; (ii) if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Stockholders Meeting, including due to an absence of quorum, then each of the Company and Parent shall have the right to require an adjournment or postponement of the Stockholders Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided that no such single adjournment or postponement pursuant to this clause (ii) shall delay the Stockholders Meeting by more than seven (7) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the End Date; or (iii) if the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to adjourn, postpone or delay the Stockholders Meeting would be reasonably likely not to allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement; provided that the Company shall be permitted to postpone or adjourn the Stockholders Meeting pursuant to this clause (iii) on no more than two (2) occasions and no such adjournment or postponement shall delay the Stockholders Meeting by more than seven (7) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the End Date. Unless the Company Board or any committee thereof has withdrawn the Company Board Recommendation in compliance with Section 5.2, the Company Board shall recommend to holders of the Company Common Stock that they vote in favor of the Merger so that the Company may obtain the Company Stockholder Approval and the Company shall use its commercially reasonable efforts to solicit and obtain the Company Stockholder Approval (including by soliciting proxies from the Company’s stockholders) and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company shall (A) keep Parent reasonably informed with respect to proxy solicitation results and provide detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one (1) day prior to the Stockholders Meeting, and on the day of, but prior to the Stockholders Meeting, indicating whether as of such date sufficient proxies representing the Company Stockholder Approval have been obtained. Unless this Agreement is terminated in accordance with Article 7, (x) the Company shall not submit to the vote of its stockholders any Acquisition Proposal and (y) the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s stockholders shall not be affected by any Change in Recommendation.
(d)Parent shall vote all Company Common Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Stockholders Meeting in favor of the adoption of this Agreement.
Section 5.4Filings; Other Action.
(a)Each of the Company, Parent and Merger Sub shall: (i) use reasonable best efforts to make and effect any registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR Act, other applicable Antitrust Laws, the Exchange Act and other applicable Laws, with respect to the Merger; (ii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions.

(b)Without limiting the generality of Section 5.4(a), each of Parent and the Company (i) shall promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other Transactions and (ii) shall use its reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Transactions.
(c)Without limiting the generality of anything contained in Section 5.4(a) or Section 5.4(b), subject to applicable Laws, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of, and reflect such reasonable comments from, the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Legal Proceeding.
Section 5.5Access; Notices of Certain Events.
(a)Upon reasonable advance written notice, the Company shall afford Parent and Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ books, records, offices, properties, facilities and assets and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request, and furnish to Parent or its Representatives such financial and operating data and other information as such Persons may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (i) result in the disclosure of any Trade Secrets of Third Parties; (ii) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; or (iv) violate any applicable Law. In the event that the Company objects to any request submitted pursuant to and in accordance with this Section 5.5(a) and withholds information on the basis of any of the foregoing clauses (i) through (iv), the Company shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection. The Chief Executive Officer of the Company shall provide reports to Parent on a weekly basis of the cash position of the Acquired Companies. Any investigation pursuant to this Section 5.5(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies. No investigation pursuant to this Section 5.5(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 5.5(a) must be directed to the Chief Executive Officer of the Company or another Person designated in writing by the Company. All information obtained by Parent and its Representatives pursuant to this Section 5.5(a) shall be subject to the Confidentiality Agreement to the extent the same constitute “Confidential Information” as defined therein.
(b)Each of the Company and Parent shall promptly notify the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; (ii) any notice or other communication from any Governmental Entity in connection with the Transactions; and (iii) any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting, any Acquired Company or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to this Agreement or the consummation of the Transactions. In no event shall the delivery of any notice by a party pursuant to this Section 5.5(b) limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 5.6Publicity. The Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or court process, as the case may be; provided, however, that the foregoing shall not apply with respect to any communication that is (a) so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) made or proposed to be made by the Company in compliance with Section 5.2 with respect to the matters contemplated thereby (or by Parent in response thereto) or (c) in connection with any dispute between the parties regarding this Agreement, the Merger or the other Transactions. The Company shall keep Parent informed, on a reasonably current basis, of any communications generally disseminated to its employees, lenders, suppliers, customers or other Persons having material business relationships with any Acquired Company relating to the

Transactions, which communications shall not, without the prior written consent of Parent, be inconsistent with any public statements made jointly by the parties or made by one party in accordance with this Section 5.6.
Section 5.7Other Employee Benefits.
(a)From and after the Closing and until the eighteen (18) month anniversary thereof, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who continues employment with the Surviving Corporation or one of its Affiliates following the Effective Time (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) cash incentive compensation opportunities (including bonuses and commissions), in each case in an amount at least equal to the level that was provided to each such Continuing Employee immediately prior to the Closing Date (to the extent disclosed in Section 3.13(e) of the Company Disclosure Schedule) and (ii) other employee benefits that are at least as favorable in the aggregate to those provided to each such Continuing Employee as of immediately prior to the Effective Time.
(b)Parent shall, or shall cause the Surviving Corporation to, ensure that, as of the Effective Time, each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, rate of vacation accrual, paid-time-off and severance benefits, for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such Continuing Employees become participants (other than any retiree welfare benefit plans or defined benefit pension plans); provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time and paid-time-off that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time. Parent shall provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible requirements.
(c)For the calendar year in which the Closing occurs, Parent shall use commercially reasonable efforts to cause each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-

payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.
(d)Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all obligations of the Company under all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time.
(e)Nothing in this Section 5.7 or elsewhere in this Agreement shall, or shall be construed to, (i) be treated as an amendment to any Company Benefit Plan or employee benefit plan of Parent or any of Parent’s Affiliates, (ii) prevent Parent or the Surviving Corporation, or any of their Affiliates, from amending or terminating any of their respective benefit plans or (iii) prevent the Surviving Corporation, Parent or any of their respective Affiliates from terminating the employment of any director, officer, employee or independent contractor of any Acquired Company (including any Continuing Employee) following the Effective Time. This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, shall confer upon any current or former director, officer, employee or independent contractor of any Acquired Company (including any beneficiary or dependent thereof), or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7, and no such other Person shall be a third party beneficiary of this Section 5.7.
Section 5.8Indemnification; Directors’ and Officers’ Insurance.
(a)For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance with respect to claims arising from acts, errors or omissions that occurred at or prior to the Effective Time, including in respect of the Transactions, covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount substantially equivalent to, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, and in any event no less favorable in the aggregate than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.8(a), the Surviving Corporation shall not be obligated to pay an aggregate amount for such insurance policies in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such aggregate amount for such insurance policies would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an aggregate amount for such insurance policies equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if the Company obtains, and the Company shall use commercially reasonable efforts to obtain, prior to the Effective Time, prepaid “tail” or “runoff” policies (and Parent hereby consents to the Company obtaining such policies), which policies provide such Persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from acts, errors or omissions that occurred at or prior to the Effective Time, including in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(b)For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time, as the case may be, to: (i) honor and fulfill in all respects the obligations of the Acquired Companies under the (A) Contracts listed on Section 3.8(a)(xiv) of the Company Disclosure Schedule and (B) indemnification, expense advancement and exculpation provisions in the Company Certificate of Incorporation, Company Bylaws or comparable Organizational Documents of the Company’s Subsidiaries, in each case in effect on the date of this Agreement; and (ii) indemnify and hold harmless each Indemnified Party in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation, Company Bylaws or comparable Organizational Documents of the Company’s Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.
(c)If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, or if the Surviving Corporation, then, in each such case proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.
(d)The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement or contribution that any such individual may have under any Organizational Documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Party unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 5.8). Nothing in this Agreement, including this Section 5.8, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnity rights and other rights provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.9Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.
Section 5.10Takeover Statutes. In the event that any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to any of the Transactions, the Company and the Company Board shall grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.
Section 5.11Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, shall keep Parent informed on a reasonably prompt basis regarding any initiated or threatened Transaction Litigation, and shall give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing Parent to offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith). The Company shall give Parent the opportunity to consult with counsel to the Company regarding the defense and settlement of any such Transaction Litigation, and in any event the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any Contract listed on Section 3.8(a)(xiv) of the Company Disclosure Schedule, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Bass, Berry & Sims PLC or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the Indemnified Parties.
Section 5.12Tax Matters.
(a)Other than as set forth on Section 5.12(a) of the Company Disclosure Schedule, the Company shall cause any material Tax Sharing Agreement to which any Acquired Company is party (other than any Tax Sharing Agreement to which only Acquired Companies are party) to be terminated with respect to the applicable Acquired Companies on or prior to the Closing Date.
(b)The Acquired Companies shall (i) timely file all Tax Returns required to be filed on or prior to the Closing Date (taking into account any valid extensions of time to file such Tax Returns obtained in the ordinary course of business) in a manner consistent with past practice (expect to the extent otherwise required by applicable Law or as otherwise required pursuant to this Agreement) and shall pay any Tax shown due thereon, and (ii) shall maintain their respective books and records in a manner consistent with past practice and in accordance with applicable Tax Law.
Section 5.13Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
ARTICLE 6
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER
Section 6.1Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing, of the following conditions:
(a)the Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Certificate of Incorporation and the Company Bylaws;
(b)there shall not be any Order in effect that purports to restrain or prohibit the consummation of the Merger or any of the other Transactions; and
(c)any applicable waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and there shall not be in effect any voluntary agreement among Parent, Merger Sub, the Company or any of their respective Affiliates (including the Company and any of the Company’s Subsidiaries) and any applicable Governmental Entity pursuant to which Parent, Merger Sub, the Company or any of their Affiliates, as applicable, has agreed not to consummate the Transactions for any period of time.
Section 6.2Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing, of the following conditions:
(a)the representations and warranties of the Company set forth in Article 3 shall be true and correct as of the Closing as though made as of the Closing, except those representations that are (A) qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)) as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect;
(b)the Company shall have performed and complied in all material respects with all of the obligations and covenants required to be performed or complied with by it at or prior to the Closing under this Agreement;
(c)since the date of this Agreement, there shall not have occurred and not be continuing any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;
(d)Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;
(e)the aggregate Census of the Owned Healthcare Facilities on the second Business Day prior to the Closing shall be no lower than 850, as shown by a true, correct and complete Census report delivered to Parent prior to Closing; and
(f)no Owned Healthcare Facility shall be Out-of-Compliance.

Section 6.3Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, on or prior to the Closing, of the following conditions:
(a)the representations and warranties of Parent set forth in Article 4 that are (A) qualified as to materiality or Parent Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or Parent Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)) as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate with all other Effects, a Parent Material Adverse Effect;
(b)Parent and Merger Sub shall each have performed and complied in all material respects with all obligations and covenants required to be performed and complied with by them at or prior to the Closing under this Agreement; and
(c)the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was primarily caused by such party’s failure to comply with or perform its obligations under this Agreement.
ARTICLE 7
TERMINATION
Section 7.1Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company, except as otherwise provided below):
(a)by mutual written consent of the Company and Parent;
(b)by Parent or the Company upon prior written notice to the other party, if the Closing Date has not occurred on or before February 28, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred on or before the End Date; provided further, however, that if the Closing Date has not occurred by the End Date due to the failure of any condition set forth in Section 6.2(e) or (f), the End Date shall be extended for an additional ninety (90) day period and the Company shall use commercially reasonable efforts to cause the satisfaction of such conditions prior to the End Date, as so extended;
(c)by Parent or the Company upon prior written notice to the other party, if there shall be (i) any Law enacted after the date hereof and remaining in effect that makes the Merger illegal or that prohibits the consummation of the Merger, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, in either case permanently restraining, enjoining, or otherwise prohibiting the Merger, and such Order or other action shall have become final and nonappealable; provided, however, that to the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order;
(d)by Parent or the Company upon prior written notice to the other party, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholders Meeting after the same shall have concluded (taking into account any adjournment or postponement thereof in accordance with this Agreement);

(e)by Parent, at any time prior to obtaining the Company Stockholder Approval, upon prior written notice to the Company, if the Company Board shall have effected a Change in Recommendation;
(f)by the Company, at any time prior to obtaining the Company Stockholder Approval, upon prior written notice to Parent, in order to accept an Acquisition Proposal;
(g)by Parent upon prior written notice to the Company, if by the notice date a breach of any representation or warranty in Article 3 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred such that a condition set forth in Section 6.2 would be incapable of being satisfied by the End Date; provided, however, that, for purposes of this Section 7.1(g), if such a breach is curable by the Company within twenty (20) Business Days of the date Parent gives the Company written notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 7.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if, as of the date such notice is given by Parent, either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(h);
(h)by the Company upon prior written notice to Parent, if by the notice date a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Parent or Merger Sub shall have occurred such that a condition set forth in Section 6.3 would be incapable of being satisfied by the End Date; provided, however, that, for purposes of this Section 7.1(h), if such a breach is curable by Parent or Merger Sub within twenty (20) Business Days of the date the Company gives Parent written notice of such breach and Parent or Merger Sub is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 7.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(h) if, as of the date such notice is given by Company, the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(g); or
(i)by the Company, and provided there is no existing right of Parent or Merger Sub to terminate in accordance with terms of this Agreement, if (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement; (ii) Parent and Merger Sub fail to consummate the Merger on the date on which Parent is required to consummate the Merger pursuant to Section 2.3; (iii) the Company has notified Parent in writing that it is ready, willing and able to consummate the Closing and intends to terminate this Agreement pursuant to this

Section 7.1(i) at the end of the five (5) Business Day period set forth in the following clause (iv); and (iv) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following the delivery of such written notice by the Company;
(j)by Parent or the Company upon prior written notice to the other party, if, prior to the Closing, any Governmental Entity shall make a claim against the Company for a payment in excess of $100,000 that is alleged to be due solely as a result of the Closing; or
(k)by Parent upon prior written notice to Company accompanied by concurrent full payment of the Parent Termination Fee; provided, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(k) if, as of the date such notice is given by Parent, either Parent or Merger Sub is in material breach of its obligations under this Agreement.
Section 7.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect without Liability of any party (or any Representative of such party) to each other party hereto; provided, however, that (a) this Section 7.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 5.5(a), Section 7.3 and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any Liabilities or damages arising out of its Willful Breach or any fraud by such party, as determined by a court of competent decision after any appeals have been exhausted. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; provided, however that Merger Sub shall be treated as if it were a party thereto to the same extent as Parent.
Section 7.3Expenses; Termination Fee.
(a)Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other Transactions.
(b)If:
(i)(A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), or by Parent pursuant to Section 7.1(g), (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or, solely in the case of termination pursuant to Section 7.1(b) or Section 7.1(g), made to the Company or the Company Board (and, in each such case, such Acquisition Proposal shall not have been withdrawn prior to (x) the time of the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(g) or (y) the date of the Stockholders Meeting, in the case of a termination pursuant to Section 7.1(d)) and (C) within 12 months after such termination, the Company consummates an Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being treated as “50%” for purposes of this clause (C));
(ii)this Agreement is terminated by Parent pursuant to Section 7.1(e);
(iii)this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), or by the Company pursuant to Section 7.1(b), and, in each such case, at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.1(e); or
(iv)this Agreement is terminated by the Company pursuant to Section 7.1(f), then, in the case of each of clauses (i) through (iv), the Company shall pay to Parent (or Parent’s designee), in cash at the time specified in the next sentence, the Termination Fee. Any Termination Fee shall be paid by the Company: (I) in the case of Section 7.3(b)(i), immediately prior to or concurrently with the occurrence of either of the applicable events described in clause (C) thereof; (II) in the case of Section 7.3(b)(ii) or in the case of a termination by Parent as provided in Section 7.3(b)(iii), no later than two (2) Business Days following termination of this Agreement; (III) in the case of a termination by the Company as provided in Section 7.3(b)(iii), concurrently with such termination; and (IV) in the case of Section 7.3(b)(iv), concurrently with, and as a condition to the effectiveness of, the termination of this Agreement pursuant to Section 7.1(g).
(c)In the event that this Agreement is terminated by the Company pursuant to Section 7.1(h), Section 7.1(i), or by Parent according to Section 7.1(k), then Parent shall pay to the Company (or its designee) a fee of $4,211,157 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made (i) in the case of a termination pursuant to Section 7.1(h) or Section 7.1(i), within two (2) Business Days of the applicable termination, and (ii) in the case of a termination pursuant to Section 7.1(k), concurrently with the notice of termination.
(d)Any Termination Fee due under Section 7.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Any Parent Termination Fee due under Section 7.3(c) shall be paid by wire transfer of immediately available funds to an account designated in writing by Company. For the avoidance of doubt, each of the Termination Fee and the Parent Termination Fee shall be payable only once and not in duplication even though either such fee may be payable under one or more provisions hereof. In the event that either Parent or Company shall become entitled to payment of the Termination Fee or the Parent Termination Fee, (i) the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the other parties to this Agreement or any other Person in connection with this Agreement (and the termination hereof), the Merger (and the abandonment thereof) or any matter forming the basis for such termination,

(ii) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Affiliates for other damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, and (iii) neither Company nor any of its Affiliates or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Parent or any of its Affiliates for other damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.
(e)The Company and Parent acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive, and the Company shall pay to Parent (or its designee), (i) interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of actual payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) and (ii) all of Parent’s costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with any Legal Proceeding commenced by Parent to recover any portion of the amounts due pursuant to this Section 7.3, and which Legal Proceeding results in a judgment against the Company. In the event that Parent shall fail to pay the Parent Termination Fee when due, Company shall be entitled to receive, and Parent shall pay to the Company (or its designee), (i) interest on such unpaid Parent Termination Fee, commencing on the date that the Parent Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of actual payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) and (ii) all of the Company’s costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with any Legal Proceeding commenced by the Company to recover any portion of the amounts due pursuant to this Section 7.3, and which Legal Proceeding results in a judgment against Parent.
ARTICLE 8
MISCELLANEOUS PROVISIONS
Section 8.1Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement, by each party to this Agreement (or their respective boards of directors or similar body, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors or similar body, if required); provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.

Section 8.2Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption.
Section 8.3No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Effective Time.
Section 8.4Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 3 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any Liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in any “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company, except to the extent expressly provided in Article 3; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4, and that no employee, agent, advisor or other representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.
Section 8.5Applicable Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of Law that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, including for enforcement of any judgment, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any Delaware Court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each of the parties hereto irrevocably agrees that, subject to any available appeal rights, any decision or Order issued by any Delaware Court shall be binding and enforceable, and irrevocably agrees to abide by any such decision or Order. Each of the parties hereto agrees that service of process in English upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7.
Section 8.6Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent or Merger Sub may transfer or assign its respective rights under this Agreement, in whole or from time to time in part, (a) to one or more of its Affiliates at any time or (b) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent relating to the lines of business of the Surviving Corporation, or of the assets of Merger Sub or the Surviving Corporation; provided that such transfer or assignment shall not relieve Parent or Merger Sub, as the case may be, of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature, except for (i) solely if the Effective

Time occurs, the right of the Company’s stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement, and the right of the holders of Company Compensatory Awards and participants in the ESPP to receive the applicable treatment pursuant to Article 2 in accordance with the terms of this Agreement, and (ii) Section 5.8 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties); provided, however, that the Company shall be entitled and have the right to pursue and recover damages (including damages based on the consideration that would have otherwise been payable to holders of the Company Common Stock or based on the loss of market value or decline in stock price of the Company) in the name of and on behalf of its stockholders, which right is hereby acknowledged and agreed to by Parent and Merger Sub.
Section 8.7Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt or otherwise on the next succeeding business day in the place of receipt:
if to Parent, Merger Sub or the Surviving Corporation, to:
    DAC Acquisition LLC
    c/o Med Healthcare Partners LLC
    600 Broadway
    Lynbrook, New York 11563
    Attention: Ephram Lahasky
    Email: mordyeph@gmail.com
With a required copy (which shall not constitute notice) to:

Samuel M. Krieger, Esq.
Krieger & Prager LLP
39 Broadway, Suite 920
New York, NY 10006
skrieger@kplawfirm.com

if to the Company (prior to the Merger), to:
Diversicare Healthcare Services, Inc.
1621 Galleria Boulevard
Brentwood, TN 37027
Attention: James R. McKnight, Jr.
E-mail: [omitted]

with a copy to (which shall not constitute notice):
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention: Mark Manner; Jon Stanley
E-mail: mmanner@bassberry.com
jstanley@bassberry.com
or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 8.7.
Section 8.8Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
Section 8.9Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.9 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.
Section 8.10Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at Law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (a) by seeking the remedies provided for in this Section 8.10, a party shall not in any respect waive its right to seek any other form of relief to the extent such other relief may be available to a party pursuant to this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, and (b) nothing set forth in this Section 8.10 shall require any party hereto to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article 7 (and, to the extent permitted by this Agreement, pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available at any time.
Section 8.11WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.12Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
DIVERSICARE HEALTHCARE SERVICES, INC.
a Delaware corporation

By:    /s/ James R. McKnight, Jr.
Name:    James R. McKnight, Jr.
Title:    President and Chief Executive Officer

DAC ACQUISTION LLC
a Delaware limited liability company

By:    /s/ Ephram Lahasky
Name:    Ephram Lahasky
Title:    Manager

DVCR ACQUISITION CORPORATION
a Delaware corporation

By:    /s/ Ephram Lahasky
Name:    Ephram Lahasky
Title:    President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]